Exhibit E

EXECUTION VERSION

MARGIN LOAN AGREEMENT

dated as of March 7, 2017

among

HNA HLT Holdco IV LLC,

as Borrower,

HNA HLT Holdco II LLC,

as Intermediate Subsidiary,

and

HNA HLT Holdco I LLC,

as Pledgor,

and

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,

as Administrative Agent and Calculation Agent

TABLE OF CONTENTS

			Page

		ARTICLE 1.
		DEFINITIONS AND ACCOUNTING TERMS

Section	1.01	Certain Defined Terms	6
Section	1.02	Times Of Day	42
Section	1.03	Terms Generally.	42
Section	1.04	Accounting Terms; GAAP	43

		ARTICLE 2.
		AMOUNTS AND TERMS OF THE ADVANCES

Section	2.01	The Advances.	43
Section	2.02	Repayment Of Advances	44
Section	2.03	Interest.	44
Section	2.04	Fee	45
Section	2.05	Interest Rate Determinations	45
Section	2.06	Prepayments Of Advances; Collateral Shortfall; Withdrawal Of Collateral.	45
Section	2.07	Increased Costs; Break Funding	53
Section	2.08	Taxes.	55
Section	2.09	Illegality	59
Section	2.10	Evidence Of Debt	59
Section	2.11	Payments And Computations	59
Section	2.12	Replacement of Non-Consenting Lenders.	60
Section	2.13	Accelerating Lenders	61
Section	2.14	Administrative Agent’s Clawback	62
Section	2.15	Continuation; Conversion	63
Section	2.16	Periodic Rebalancing	63

		ARTICLE 3.
		REPRESENTATIONS AND WARRANTIES

Section	3.01	Organization; Powers	63
Section	3.02	Authorization; Enforceability	63
Section	3.03	Governmental Approvals; No Conflicts	64
Section	3.04	Financial Condition	64
Section	3.05	Litigation Matters	64
Section	3.06	Compliance With Laws	64
Section	3.07	Investment Company Status	64
Section	3.08	Taxes	65
Section	3.09	Disclosure	65
Section	3.10	Agreements	65
Section	3.11	Solvency	65

			Page

Section	3.12	Trading And Other Restrictions.	65
Section	3.13	Anti-Corruption Laws and Sanctions	66
Section	3.14	Material Nonpublic Information	66
Section	3.15	Employee Matters	66
Section	3.16	No Plan Assets	67
Section	3.17	Conduct of Business	67
Section	3.18	Separateness	67
Section	3.19	Restricted Transaction	67
Section	3.20	Equity Interests and Organizational Chart	67
Section	3.21	No Default	67
Section	3.22	Organization Documents	67
Section	3.23	Independent Director	67

		ARTICLE 4.
		CONDITIONS OF LENDING

Section	4.01	Conditions Precedent to the Effective Date	68
Section	4.02	Conditions Precedent to the Advance Date	69

		ARTICLE 5.
		AFFIRMATIVE COVENANTS

Section	5.01	Financial Disclosures	71
Section	5.02	Notices Of Material Events	72
Section	5.03	Existence; Conduct Of Business	72
Section	5.04	Payment Of Obligations	72
Section	5.05	Compliance With Laws	73
Section	5.06	Provision Of Information	73
Section	5.07	Compliance With Exchange Act Requirements	73
Section	5.08	Further Assurances	74
Section	5.09	Books And Records	74
Section	5.10	Special Purpose Entity; Maintenance Of Separateness	74
Section	5.11	Payment of PIK; Prepayment of Interest	74
Section	5.12	Independent Director	75
Section	5.13	Stock Purchase Agreement and Stockholders Agreement	75
Section	5.14	ERISA Plan Assets	75
Section	5.15	Use of Proceeds	75

		ARTICLE 6.
		NEGATIVE COVENANTS

Section	6.01	Indebtedness	75
Section	6.02	Liens	75
Section	6.03	Business Activities	75
Section	6.04	Investments And Acquisitions	76
Section	6.05	Distributions	76
Section	6.06	Investment Company	76

			Page

Section	6.07	No Amendment Of Organization Documents	76
Section	6.08	Transactions With Affiliates	77
Section	6.09	Formation Of Subsidiaries	77
Section	6.10	Agreements	77
Section	6.11	No Impairment of Collateral Shares	77
Section	6.12	Compliance with Margin Regulations	77
Section	6.13	Sanctions	77
Section	6.15	Employee Matters	78
Section	6.16	Restricted Transaction	78
Section	6.17	[Reserved]	78
Section	6.18	Asset Sales	78
Section	6.19	Federal Reserve Regulations	79

		ARTICLE 7.
		EVENTS OF DEFAULT

Section	7.01	Events Of Default	79
Section	7.02	Lenders’ Rights With Respect to Collateral	82
Section	7.03	Application of Funds	84
Section	7.04	Letters of Credit	85

		ARTICLE 8.
		RESERVED

		ARTICLE 9.
		AGENTS

Section	9.01	Authorization and Authority	86
Section	9.02	Agent Individually	86
Section	9.03	Duties of the Agents; Exculpatory Provisions	87
Section	9.04	Authority	88
Section	9.05	Reliance by Agent	89
Section	9.06	Delegation of Duties	89
Section	9.07	Resignation of Agent	89
Section	9.08	Non-Reliance on Agents and Other Lenders	90
Section	9.09	Other Acceptable Collateral	91
Section	9.10	Removal of Administrative Agent	91

		ARTICLE 10.
		MISCELLANEOUS

Section	10.01	Amendments; Adjustments	92
Section	10.02	Notices; Effectiveness; Electronic Communications	95
Section	10.03	No Waiver; Remedies	97
Section	10.04	Costs And Expenses; Indemnification; Damage Waiver	97
Section	10.05	Payments Set Aside	99

			Page

Section	10.06	Governing Law; Submission To Jurisdiction	99
Section	10.07	Successors and Assigns	100
Section	10.08	Severability	104
Section	10.09	Counterparts; Integration; Effectiveness	104
Section	10.10	Survival	105
Section	10.11	Confidentiality	105
Section	10.12	No Advisory Or Fiduciary Relationship	106
Section	10.13	Right Of Setoff	106
Section	10.14	Judgment Currency	106
Section	10.15	USA PATRIOT Act Notice	107
Section	10.16	Interest Rate Limitation	107
Section	10.17	Disclosure	107
Section	10.18	Agent Determinations	108
Section	10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	108
Section	10.20	Tax Treatment	108

SCHEDULES

I	Commitments and Lender Information
II	HNA Entities
III	Acceptable Letter of Credit Issuers
IV	Eligible Assignee Whitelist
3.20	Equity Interests and Organizational Chart

EXHIBITS

Form of

A	Pledge and Security Agreement
B	Funding Account Control Agreement
C	Pledgor Guarantee
D	Control Agreement
E	Parent Agreement
F	Collateral Call Notice
G	Collateral Assignment Agreement
H	PIK Interest Election Notice
I	Borrowing Notice
J1-2	Eligible Letters of Credit
K1-4	U.S. Tax Compliance Certificates
L	Issuer Agreement with respect to the Hilton Issuer
M	Issuer Agreement with respect to the Park Issuer
N	Issuer Agreement with respect to the HGV Issuer
O	Settlement Agreement
P	Funding Account Security Agreement

This MARGIN LOAN AGREEMENT dated as of March 7, 2017 (as it may be amended or modified from time to time, this “Agreement”), among HNA HLT Holdco IV LLC, a limited liability company under the laws of Delaware, as Borrower (“Borrower”), HNA HLT Holdco I LLC, a limited liability company under the laws of Delaware as pledgor (“Pledgor”), HNA HLT Holdco II LLC, a limited liability company under the laws of Delaware as intermediate subsidiary (“Intermediate Subsidiary”), each Lender as set forth in Schedule I and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMorgan Chase Bank, N.A., London Branch, as Administrative Agent.

Borrower has requested that Lenders make loans to it during the Availability Period in an aggregate principal amount (excluding interest paid in kind) not exceeding the Commitment Amount (as hereinafter defined), and Lenders are prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“40-Day ADTV” means, as of any date and with respect to any Shares, the arithmetic average of the products, for each Scheduled Trading Day in the 40 Scheduled Trading Day period ending on, and including, the Scheduled Trading Day immediately preceding such date, of (i) the daily trading volume in such Shares on the applicable Exchange for such Scheduled Trading Day and (ii) the volume weighted average sale price per Share for such Scheduled Trading Day; provided that in the case of calculating the amount in this clause (ii) with respect to any Shares, in respect of any Scheduled Trading Day occurring on or subsequent to the ex-dividend date of an Extraordinary Distribution or the Spin-Off Dividend by the relevant Issuer, such amount shall be increased by an amount of cash in USD per Share distributed, or to be distributed, in such Extraordinary Distribution or such Spin-Off Dividend, net of any applicable withholding taxes, as determined by the Calculation Agent unless such amount is not paid by the relevant Issuer, in which case such amount shall be reduced to the amount that would then be in effect if such Extraordinary Distribution or such Spin-Off Dividend had not been declared.

“Accelerating Lender” means any Lender that has terminated its Commitment and accelerated any Advances owing to it pursuant to Section 7.02; provided that, if an Event of Default of the type specified in Section 7.01(f) has occurred and the Advances of all Lenders have automatically become due, each Lender shall be considered an “Accelerating Lender” hereunder.

“Acceptable Chinese Letter of Credit Issuer” means, at any time, a financial institution organized under the laws of the People’s Republic of China (A) that is identified on Part A of Schedule III hereto and (B) whose (i) senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and (ii) combined capital, surplus and undivided profits is not less than $10 billion, in each case at such time; provided that a New York branch of such financial institution shall only be an Acceptable Chinese Letter of Credit Issuer if there is no legal restriction on the creditors of such New York branch bringing claims against the assets of such financial institution in the People’s Republic of China or elsewhere outside of the U.S.

“Acceptable Chinese Letter of Credit Issuer Spread” means, with respect to any Acceptable Chinese Letter of Credit Issuer, the applicable credit default swap rate, as determined by the Administrative Agent in its commercially reasonable discretion by reference to one year credit default swaps of such Acceptable Chinese Letter of Credit Issuer.

“Acceptable Collateral” means any of the following assets of Borrower or Pledgor, if (x) held in any Collateral Account subject to a first priority Lien under the Pledge and Security Agreement or Funding Account Security Agreement and (y) the Collateral Requirement has been satisfied with respect thereto:

(a) Cash and Cash Equivalents held in the Collateral Accounts;

(b) security entitlements in respect of Collateral Shares that were deposited into the Collateral Accounts on, and have remained Collateral since, the Advance Date (or, solely in the case of Purging Dividend Shares, the Purging Dividend Distribution Date in the event such date does not occur on or prior to the Advance Date), as long as (i) such Collateral Shares are registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC, and, subject to the Issuer Agreements, are allowed to be settled through DTC’s regular book-entry settlement services, (ii) such Collateral Shares and such security entitlements are not subject to (1) any Transfer Restrictions (other than the Existing Transfer Restrictions) (and, for the avoidance of doubt, are not subject to any restrictive legend (it being understood that the Issuer Agreements do not constitute “restrictive legends” for this purpose), and, in the case of Hilton Shares, are eligible for resale under Rule 144A under the Securities Act) or (2) any Lien other than Permitted Liens, (iii) such Collateral Shares are duly authorized, validly issued, fully paid and non-assessable and (iv) such Collateral Shares are held in compliance with the Share Segregation Condition; and

(c) any Other Acceptable Collateral.

“Acceptable Letter of Credit Issuer” means, at any time, either (i) a financial institution organized under the laws of the United States or a financial institution identified on Part B of Schedule III hereto if not organized under the laws of the United States and, in either case, (ii) whose (A) senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and (B) combined capital, surplus and undivided profits is not less than $10 billion, in each case, at such time.

“Act” has the meaning specified in Section 10.15.

“Activities” has the meaning specified in Section 9.02(b).

“Adjusted LIBO Rate” means, for any applicable interest rate determination date with respect to an Interest Period for a LIBOR Advance, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event or Potential Facility Adjustment Event, the date on which the Calculation Agent has notified Borrower of (i) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof or (ii) the determination that no such adjustments under Section 10.01 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event or Potential Facility Adjustment Event occurs (or is deemed to occur) and ending on, and including, the earlier of (i) the related Adjustment Determination Date and (ii) the later of (x) the Grace Period End Date and (y) the fifth Business Day following such occurrence (or deemed occurrence).

“Administrative Agent” means JPMorgan Chase Bank, N.A., London Branch, in its capacity as administrative agent under any of the Margin Loan Documentation, or any successor administrative agent hereunder, acting in accordance with Section 10.18, subject to Section 2.13.

“ADTV Reference Level” means, with respect to any Shares, the 40-Day ADTV for such Shares as of the later of (x) the Advance Date and (y) the 51st Scheduled Trading Day following the Spin-off Event Date.

“Advance” has the meaning specified in Section 2.01.

“Advance Date” means the date the Advances are actually made and as specified in the relevant Borrowing Notice delivered by Borrower hereunder.

“Advance Date Ratio” has the meaning specified in Section 2.06(d)(ii)(B).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that no Issuer shall be deemed an “Affiliate” of a Loan Party.

“Agent” means each of Administrative Agent, Calculation Agent and Collateral Agent.

“Agented Lender” means any Lender who has taken an Advance hereunder by assignment, but has not yet entered into a joinder to the Pledge and Security Agreement and a Control Agreement with respect to the Collateral securing the Obligations owing to it or, in the case of Section 7.04, who has not been named as a direct beneficiary of all Eligible Letters of Credit. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be to the Lender who assigned an Advance to such Agented Lender, and vice versa.

“Agent’s Group” has the meaning specified in Section 9.02(b).

“Aggregated Person” means, with respect to any Loan Party and any Shares, any person that would be the same “person” as such Loan Party within the meaning of Rule 144, or with whom such Loan Party is otherwise required to aggregate such Loan Party’s transactions with respect to such Shares under Rule 144.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to each Loan Party or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Interest Rate” means, with respect to an Interest Period, a per annum rate equal to Adjusted LIBO Rate plus the Spread; provided that, if Section 2.09 is applicable, then a per annum rate equal to Base Rate plus the Spread.

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Percentage” means, subject to Section 2.13, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s Advances and unfunded Commitments divided by (b) the aggregate principal amount of the Advances and unfunded Commitments owed to all Lenders.

“Applicable Ratio” means, in respect of any Category 1 Issuer Event, the ratio of (i) the Single Share Collateral Value of the Shares subject to such Category 1 Issuer Event, to (ii) the Share Collateral Value, in each case as determined as of the Scheduled Trading Day preceding the occurrence of such Category 1 Issuer Event.

“Assigning Lender” has the meaning set forth in the definition of “Required Lenders.”

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Availability Period” means the period commencing on the Effective Date and ending on the earlier of (i) the date falling three months from the Effective Date and (ii) April 17, 2017.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1.00% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Base Rate Advance” means an Advance with Base Rate as the reference interest rate that arises as a result of a LIBOR Advance being terminated and becoming a Base Rate Advance pursuant to Section 2.09.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Basket Calculated Deleveraging Amount” means, at any time, an amount in Dollars equal to the product of (i) 50%, (ii) the Total Loan Principal Amount at such time and (iii) the Applicable Ratio at such time.

“Basket Deleveraging Collateral” means, in respect of a Deleveraging Option Mandatory Prepayment Event, additional Cash, Cash Equivalents and Other Acceptable Collateral constituting Acceptable Collateral and/or Eligible Letters of Credit, the aggregate value of which is equal to (a) if the resulting LTV Ratio is less than or equal to the LTV Maintenance Level after posting an amount to the Collateral Accounts and/or providing such Eligible Letters of Credit, in an aggregate amount equal to the Basket Calculated Deleveraging Amount, the Basket Calculated Deleveraging Amount as of the date of the occurrence of such Deleveraging Option Mandatory Prepayment Event or (b) if the resulting LTV Ratio is greater than the LTV Maintenance Level after posting an amount to the Collateral Accounts and/or providing such Eligible Letters of Credit, in an aggregate amount equal to the Basket Calculated Deleveraging Amount, an amount that, if posted to the Collateral Accounts, together with such Eligible Letters of Credit, would be sufficient to cause the LTV Ratio to be equal to or lower than the LTV Maintenance Level.

“Blackstone Account” has the meaning specified in the Settlement Agreement.

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Notice” has the meaning specified in Section 2.01(e).

“Business Day” means any day on which commercial banks are open for business in New York City, United States, and, if such day relates to any interest rate setting for any LIBOR Advance or any payments in respect of any LIBOR Advance (other than, for the avoidance of doubt, for purposes of the definition of “Cure Time”), means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Buyer Equity Contribution Account” has the meaning specified in the Settlement Agreement.

“BX Lenders” has the meaning specified in the Settlement Agreement.

“BX Selling Collateral Account” has the meaning specified in the Settlement Agreement.

“Calculation Agent” means JPMorgan Chase Bank, N.A., London Branch (or its successors and assigns) acting in accordance with Section 10.18, subject to Section 2.13.

“Cash” means all cash in Dollars at any time and from time to time deposited or to be deposited in the Collateral Accounts.

“Cash Equivalents” means any (a) direct obligations of the Government of the United States or any agency or instrumentality thereof or (b) obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than 12 months from the date of issuance thereof, as determined by the Calculation Agent.

“Category 1 Issuer Event” means, with respect to any Shares, the occurrence of any of the following:

(i) the consummation of a Merger Event or Tender Offer with respect to such Shares or the Issuer thereof;

(ii) [Reserved];

(iii) the Delisting of such Shares, or any announcement thereof by the relevant Exchange or the relevant Issuer;

(iv) any Issuer Trading Suspension with respect to the Issuer of such Shares;

(v) any Issuer Nationalization with respect to the Issuer of such Shares;

(vi) the consummation of a Change of Control of the Issuer of such Shares; or

(vii) any Issuer Insolvency Event with respect to the Issuer of such Shares.

“Category 2 Issuer Event” means the occurrence of any of the following:

(i) (x) the sum of the 40-Day ADTVs for each of the Shares is less than 50% of the sum of the ADTV Reference Levels for each of the Shares or (y) the sum of the 40-Day ADTVs for each of the Shares (calculated for this purpose without giving effect to the proviso in the definition of the 40-Day ADTV) is less than 30% of the sum of the ADTV Reference Levels for each of the Shares; provided that no Category 2 Issuer Event will occur pursuant to this clause (i) prior to the later of (a) the Advance Date and (b) the 51st Scheduled Trading Day following the Spin-off Event Date; provided further that a Category 2 Issuer Event that occurs pursuant to this clause (i) will be deemed to be no longer continuing if the sum of the 40-Day ADTVs for each of the Shares thereafter exceeds 80% of the sum of the ADTV Reference Levels for each of the Shares; and provided further that if the number of any Shares that constitute at such time Acceptable Collateral is equal to zero, then the amount in this clause (i) shall be calculated without taking into account the 40-Day ADTV or the ADTV Reference Level for such Shares;

(ii) the Share Collateral Value for the Shares on any Scheduled Trading Day (such Scheduled Trading Day, a “Clause (ii) Subsequent Day”) is less than or equal to 85% of the Share Collateral Value for the Shares on the immediately preceding Scheduled Trading Day; provided that, solely for purposes of calculating Share Collateral Value in respect of this clause (ii), (a) in the event that such Clause (ii) Subsequent Day is the ex-dividend date with respect to a USD cash dividend with respect to any Shares, the net amount of such USD cash dividends per Share (for the avoidance of doubt, net of any applicable withholding taxes) shall be added to the Reference Price for such Shares for such Clause (ii) Subsequent Day, as determined by the Calculation Agent and/or (b) in the event that any Shares are sold pursuant to a Permitted Sale Transaction on such Clause (ii) Subsequent Day, the aggregate number of such Shares sold shall continue to constitute Acceptable Collateral notwithstanding such sale, as determined by the Calculation Agent; provided further that a Category 2 Issuer Event that occurs pursuant to this clause (ii) will be deemed to be no longer continuing on the 30th Scheduled Trading Day following its occurrence (it being understood that any subsequent occurrence of such a Category 2 Issuer Event pursuant to this clause (ii) prior to such 30th Scheduled Trading Day shall not be so automatically cured until the expiration of the 30 Scheduled Trading Day period applicable thereto); or

(iii)    the Share Collateral Value for the Shares on any Scheduled Trading Day (such Scheduled Trading Day, a “Clause (iii) Subsequent Day”) is less than or equal to 75% of the Share Collateral Value for the Shares on the fourth preceding Scheduled Trading Day (such Scheduled Trading Day, a “Clause (iii) Reference Day”); provided that, solely for purposes of calculating Share Collateral Value in respect of this clause (iii), (a) in the event that such Clause (iii) Reference Day occurs prior to the ex-dividend date with respect to a USD cash dividend with respect to any Shares and such Clause (iii) Subsequent Day occurs on or after such ex-dividend date, the net amount of such USD cash dividends per Share (for the avoidance of doubt, net of any applicable withholding taxes) shall be added to the Reference Price for such Shares for such Clause (iii) Subsequent Day, as determined by the Calculation Agent and/or (b) in the event that such Clause (iii) Reference Day occurs prior to the date on which any Shares are sold pursuant to a Permitted Sale Transaction and such Clause (iii) Subsequent Day occurs on or after such date, the aggregate number of such Shares sold shall continue to constitute Acceptable Collateral notwithstanding such sale, as determined by the Calculation Agent; provided further that a Category 2 Issuer Event that occurs pursuant to this clause (iii) will be deemed to be no longer continuing, on the 30th Scheduled Trading Day following its occurrence (it being understood that any subsequent occurrence of such a Category 2 Issuer Event pursuant to this clause (iii) prior to such 30th Scheduled Trading Day shall not be so automatically cured until the expiration of the 30 Scheduled Trading Day period applicable thereto).

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.07(b), by any lending office of any Lender or by any Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (y) all rules, regulations or directives issued pursuant to Basel III, shall be deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Loan Party or any Issuer, any event or transaction, or series of related events or transactions, the result of which is that (A) in the case of any Loan Party, (i) Intermediate Subsidiary ceases to hold and control 100% of the voting and non-voting equity of Pledgor, (ii) HNA HLT Holdco III Ltd. ceases to hold and control 100% of the voting equity of Intermediate Subsidiary, (iii) Borrower ceases to hold and control both (a) 100% of the preferred equity of Intermediate Subsidiary and (b) at least 50% and, together with HNA HLT Holdco III Ltd., 100% of the non-voting equity of Intermediate Subsidiary, (iv) HNA HLT Holdco V Ltd. ceases to hold and control 100% of the voting and non-voting equity of the Borrower, (v) Parent ceases to hold and control, directly or indirectly, 100% of the voting equity of each of HNA HLT Holdco III Ltd. and HNA HLT Holdco V Ltd., respectively, or (vi) the Parent and its Affiliates cease to hold and control at least 75% of the non-voting equity of each of HNA HLT Holdco III Ltd. and HNA HLT Holdco V Ltd., or (B) in the case of any Issuer, a “person” or “group” becomes the “beneficial owner” of more than 35% of such Issuer’s voting equity (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder); provided that, with respect to an Issuer and the “beneficial ownership” of Parent (as aggregated with the “beneficial ownership” of Borrower and any other “person” or “group” subject to aggregation of such Issuer’s common equity with Parent and/or Borrower under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (collectively, “Parent Group”), such 35% threshold shall be deemed to be 50%.

“Charges” has the meaning specified in Section 10.16.

“Clause (ii) Subsequent Day” has the meaning specified in the definition of “Category 2 Issuer Event.”

“Clause (iii) Reference Day” has the meaning specified in the definition of “Category 2 Issuer Event.”

“Clause (iii) Subsequent Day” has the meaning specified in the definition of “Category 2 Issuer Event.”

“Closing Sale Price” means, with respect to any Shares, on any Scheduled Trading Day, the closing sale price per Share for such Scheduled Trading Day (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) of such Shares, as reported by the relevant Exchange.

“Code” means the Internal Revenue Code of 1986, as amended (unless as indicated otherwise).

“Collateral” means all Collateral Shares, all Collateral Accounts, all proceeds and security entitlements in respect of the foregoing, Cash, Cash Equivalents, the Purging Dividend SPA Receivable and other personal property over which Liens are purported to be granted under the Security Agreements.

“Collateral Accounts” means each of the “Collateral Accounts” specified in the Pledge and Security Agreement and Funding Account Security Agreement.

“Collateral Agent” means JPMorgan Chase Bank, N.A., London Branch (or its successors and assigns) acting in accordance with Section 10.18.

“Collateral Assignment Agreement” means that certain Collateral Assignment of Certain Rights under the Stock Purchase Agreement, entered into between Pledgor and Administrative Agent, substantially in the form of Exhibit G.

“Collateral Call Notice” has the meaning specified in Section 2.06(c)(i).

“Collateral Call Notice Deadline” means 8:00 p.m.

“Collateral Requirement” means, at any time, that all steps required under applicable Law, if any, or reasonably requested by any Applicable Lender to ensure that the Security Agreements create a valid, first priority, perfected Lien (subject only to Permitted Liens) in favor of the Lenders on all the Collateral shall have been taken.

“Collateral Shares” means any Shares held, or required to be held, in any Collateral Account.

“Collateral Shortfall” means, on any date, that the LTV Ratio as of such date is greater than the LTV Margin Call Level.

“Collateral Value Adjustment Factor” means:

(a) following a Category 1 Issuer Event with respect to any Shares, 0.00 for any such Shares;

(b) following a Category 2 Issuer Event, 0.80 in respect of all of the Shares until such Category 2 Issuer Event is no longer continuing, as contemplated in clause (i), (ii), or (iii) of the definition thereof, as applicable; or

(c) if neither a Category 1 Issuer Event nor a Category 2 Issuer Event has occurred, or if such event has occurred but is no longer continuing as contemplated in clause (b) of this definition, as applicable, 1.00 in respect of all the Shares.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances hereunder on the Advance Date, subject to reduction pursuant to Section 2.01(a).

“Commitment Amount” means $3,000,000,000.00.

“Communication” has the meaning specified in Section 5.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means those certain account control agreements, in each case, dated as of the Advance Date (or any later date on which any Person becomes an Applicable Lender), among Pledgor, Borrower, Custodian and an Applicable Lender, substantially in the form of Exhibit D (as amended, modified, supplemented or replaced from time to time).

“Cure Time” means, (a) in respect of any Collateral Shortfall, 3:00 p.m. on the second Scheduled Trading Day following the Scheduled Trading Day on which Borrower has received (in accordance with Section 10.02) the relevant Collateral Call Notice; provided that if any Collateral Call Notice is received on a day that is not a Scheduled Trading Day, or after the Collateral Call Notice Deadline on any Scheduled Trading Day, such Collateral Call Notice shall be deemed to have been received at the open of business on the immediately following Scheduled Trading Day and (b) in respect of any Mandatory Prepayment Event, 11:00 a.m. on each of the second (“First Cure Time”), third (“Second Cure Time”) and fifth (“Third Cure Time”) Scheduled Trading Days following the Scheduled Trading Day on which Borrower has received (in accordance with Section 2.06(b)) the relevant Mandatory Prepayment Notice; provided further that if any Mandatory Prepayment Notice is received on a day that is not a Scheduled Trading Day, such Mandatory Prepayment Notice shall be deemed to have been received at the open of business on the immediately following Scheduled Trading Day.

“Custodian” means Deutsche Bank Trust Company Americas, or any successor appointed by Borrower with the consent of each Applicable Lender.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Pro-rata Basis” means, in the case of any of Hilton Shares, Park Shares or HGV Shares sold in a Permitted Sale Transaction, each of the respective ratios of such Shares sold in such Permitted Sale Transaction (relative to each other) is a ratio that is (a) not lower than 90% of the relevant Advance Date Ratio and (b) not greater than 110% of the relevant Advance Date Ratio.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deleveraging Option Mandatory Prepayment Event” means any event described in clause (iii) or clause (iv) of the definition of Category 1 Issuer Event.

“Delisting” means that with respect to any Shares, that the relevant Exchange announces that pursuant to the rules of such Exchange, such Shares have ceased or will cease to be listed, traded or publicly quoted on the relevant Exchange for any reason, and no other Designated Exchange has announced that it has accepted such Shares for listing, trading or quotation, which shall be effective contemporaneously with, or prior to, such cessation.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market, or (in each case) any successor thereto.

“Disqualified Persons” has the meaning specified in the definition of “Independent Director.”

“Disrupted Day” means, with respect to any Shares, any Scheduled Trading Day on which, due to any failure of the relevant Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event, the Closing Sale Price for such Shares is unable to be determined.

“Dollars” and “$” mean the lawful money of the United States.

“DTC” means The Depository Trust Company or its successor.

“Early Closure” means, with respect to any Shares, the closure on any Scheduled Trading Day of the relevant Exchange prior to its scheduled closing time for such day.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 4.01.

“Eligible Assignee” means each entity listed in Schedule IV and their Permitted Affiliates.

“Eligible Chinese Letter of Credit” means an irrevocable letter of credit issued to an Applicable Lender by a Person that is an Acceptable Chinese Letter of Credit Issuer (i) in a Stated Amount of any amount, provided that, when aggregated with all other outstanding Eligible Letters of Credit issued for the benefit of the Lenders on or around the same date, in respect of a single Collateral Call Notice, the aggregate Stated Amount of all such Eligible Letters of Credit shall not be less than $50 million or, if provided pursuant to Section 2.06(e), when aggregated with all other outstanding Eligible Letters of Credit issued for the benefit of the Lenders on the same date, shall not be less than $100 million, (ii) which has an initial expiration date at least 364 days after its issue date; (iii) which permits drawing thereunder if not renewed, extended or replaced within 30 days of its expiry date; (iv) the account party for which is a Person other than any Loan Party; and (v) which is in the form of Exhibit J-1 (or with immaterial changes thereto, as determined by the relevant Applicable Lender); provided that no such letter of credit shall be an Eligible Chinese Letter of Credit if, after giving effect thereto, (A) the aggregate Stated Amount of all Eligible Chinese Letters of Credit issued by the relevant Acceptable Chinese Letter of Credit Issuer would exceed $250 million (or, in the case of Bank of Communication Limited, $100 million), (B) the aggregate Stated Amount of all Eligible Letters of Credit would exceed $1 billion or (C) the aggregate Stated Amount of all Eligible Chinese Letters of Credit would exceed $500 million; and provided further that a letter of credit will cease to be an Eligible Chinese Letter of Credit (x) on the 90th day following the date of issuance thereof (or the 180th day following the date of issuance if the condition in paragraph (B)(i) of the definition of “Acceptable Chinese Letter of Credit Issuer” continues to be satisfied at all times during the initial 90-day period and such letter of credit is renewed, extended or replaced for an additional 90 days pursuant to the terms hereof) and/or (y) on the second Business Day following the date of issuance thereof, if originally issued by an “on-shore” office of an Acceptable Chinese Letter of Credit Issuer and not replaced with an Eligible Letter of Credit issued by the New York branch of such Acceptable Chinese Letter of Credit Issuer on or prior to 5:00 p.m. on such second Business Day. For the avoidance of doubt, if the issuer of any letter of credit ceases at any time to be an Acceptable Chinese Letter of Credit Issuer, any letter of credit issued by such issuer shall cease to be an Eligible Chinese Letter of Credit.

“Eligible Letters of Credit” means (a) the Eligible Chinese Letters of Credit and (b) the Eligible Non-Chinese Letters of Credit.

“Eligible Non-Chinese Letter of Credit” means an irrevocable letter of credit issued to an Applicable Lender by a Person that is an Acceptable Letter of Credit Issuer (i) in a Stated Amount of any amount, provided that, when aggregated with all other outstanding Eligible Letters of Credit issued for the benefit of the Lenders on or around the same date, in respect of a single Collateral Call Notice the aggregate Stated Amount of all such Eligible Letters of Credit shall not be less than $50 million or, if provided pursuant to Section 2.06(e), when aggregated with all other outstanding Eligible Letters of Credit Issued for the benefit of the Lenders on the same date, shall not be less than $100 million, (ii) which has an initial expiration date at least 364 days after its issue date; (iii) which permits drawing thereunder if not renewed, extended or replaced within 30 days of its expiry date; (iv) the account party for which is a Person other than any Loan Party; and (v) which is in the form of Exhibit J-2 (or with immaterial changes thereto, as determined by the relevant Applicable Lender); provided that no such letter of credit shall be an Eligible Non-Chinese Letter of Credit if, after giving effect thereto, (A) the aggregate Stated Amount of all Eligible Non-Chinese Letters of Credit provided by an Acceptable Letter of Credit Issuer, in the case of Acceptable Letter of Credit Issuers identified on Part B of Schedule III hereto, would exceed $500 million, or in the case of all other Acceptable Letters of Credit Issuers, would exceed $250 million or (B) the aggregate Stated Amount of all Eligible Letters of Credit would exceed $1 billion. For the avoidance of doubt, if the issuer of any letter of credit ceases at any time to be an Acceptable Letter of Credit Issuer, any letter of credit issued by such issuer shall cease to be an Eligible Non-Chinese Letter of Credit.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of any Loan Party within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of any Loan Party and with respect to liabilities arising after such period for which any Loan Party could be liable under the Code or ERISA.

“ERISA Plan” has the meaning specified in Section 3.16.

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means (i) with respect to the Hilton Shares, the New York Stock Exchange or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for such Shares, (ii) with respect to the Park Shares, the New York Stock Exchange or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for such Shares, and (iii) with respect to the HGV Shares, the New York Stock Exchange or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for such Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means, with respect to any Shares, any day on which the relevant Exchange is open for trading during its regular trading session, notwithstanding such Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means, with respect to any Shares, any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the relevant Shares on the relevant Exchange on any Scheduled Trading Day as determined by the Calculation Agent, or the inability of the Calculation Agent, on account of a trading suspension or otherwise, to determine the Reference Price of the relevant Shares by reference to transactions or bid or ask prices for such Shares on the relevant Exchange on any Scheduled Trading Day.

“Excluded Hedge” has the meaning specified in Section 10.07(c).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.08(e), (c) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of the relevant recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower) or (ii) such recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (d) any Taxes imposed under FATCA.

“Existing Transfer Restrictions” means, with respect to any Collateral Shares, Transfer Restrictions on such Collateral Shares (i) on account of the fact that Pledgor is an “affiliate” of the relevant Issuer within the meaning of Rule 144; (ii) on account of the fact that the Collateral Shares are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) with respect to any Loan Party and each Applicable Lender, that began no later than the Advance Date (or, solely in the case of Purging Dividend Shares, no later than the Purging Dividend Distribution Date in the event such date does not occur on or prior to the Advance Date); (iii) solely with respect to any Loan Party (but not, for the avoidance of doubt, with respect to any Applicable Lender or any exercise of remedies by any Lender or Agent under the Margin Loan Documentation), (a) on account of the provisions contained in Section 4.1 of the Stockholders Agreement, (b) on account of the required delivery of a customary assignment, instruction or entitlement order or other authority from Pledgor, together with any evidence of the corporate or other authority of Pledgor and/or (c) solely in the case of the Park Shares, on account of the provisions contained in Section 7.2 of the Amended and Restated Certificate of Incorporation of the Park Issuer; and (iv) solely with respect to any Applicable Lender, the provisions of the relevant Issuer Agreement.

“Extraordinary Distribution” means any dividend, issuance or distribution by any Issuer of cash, securities or property to holders of the relevant Shares other than an Ordinary Cash Dividend or a Spin-off.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” means any of the following:

(i) any Spin-off, or Split-off, or any determination in the good faith discretion of the Calculation Agent that any withholding Tax may be imposed upon any prospective sale of any Shares on behalf of any Loan Party in the event of a foreclosure;

(ii) (a) any subdivision, consolidation or reclassification of any Shares, or any dividend of Shares in respect of any Shares, (b) an Issuer Share Repurchase by any Issuer, other than a Permitted Share Repurchase by such Issuer, (c) an event that results in any shareholder rights being distributed in respect of, or becoming separated from, any Shares pursuant to a shareholder rights plan or similar transaction or arrangement or (d) any other event with a dilutive or concentrative effect on the theoretical value of any Collateral Shares, as determined by the Calculation Agent taking into account as it deems applicable, the particular security, any distributions (or lack of, or change to, any distributions) thereon, the resale market for such security, any Transfer Restrictions relating to such security (whether in the hands of Pledgor or in the hands of any Applicable Lender exercising its rights and remedies under the Margin Loan Documentation), any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such securities and such other factors as Calculation Agent deems relevant; provided that no adjustment shall be made on account of (i) a dividend or distribution by any Issuer paid entirely in cash in Dollars, or (ii) any broadly distributed primary offering of any Shares for cash so long as the size of such offering does not exceed 20% of the market capitalization of the relevant Issuer at the time such offering is priced; or

(iii) any occurrence of any Category 1 Issuer Event that does not constitute a Mandatory Prepayment Event (as determined in accordance with Section 10.01).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and applicable intergovernmental agreements and related legislation or official administrative rules or practices with respect thereto.

“Fee Letter” means that certain fee letter, dated as of the date hereof, among Parent, Borrower and the Original Lenders.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” means, at any time, the financial statements of each Loan Party most recently delivered under Section 5.01.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Float” means, with respect to any Shares, as of any date of determination, the number of such Shares equal to (i) the total number of such Shares then issued and outstanding minus (ii) the total number of such Shares “beneficially owned” within the meaning of Rule 13d-3 under the Exchange Act or otherwise held, without duplication, by (a) any officer or director of the Issuer of such Shares or (b) any “person” or “group” that “beneficially owns” (in each case within the meaning of Section 13(d) of the Exchange Act) more than 10% of the total such Shares issued and outstanding, as determined by Calculation Agent by reference to any publicly available information issued by the Issuer of such Shares, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant. For purposes of clause (ii) above, any Long Position relating to such Shares held by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act and the rules thereunder) shall be deemed to be “beneficial ownership” of the full number of such Shares underlying such Long Position; provided that, for the avoidance of doubt, for purposes of clause (ii) above, such Shares that are “beneficially owned” by more than one officer, director, “person” or group” shall be included only once in determining the total number of such Shares “beneficially owned” by all officers, directors, “persons” and “groups.”

“Full Number of Purging Dividend Shares” has the meaning specified in Section 4.01(b).

“Funding Account” means the deposit account of the Borrower specified in the Funding Account Control Agreement with respect to which the Administrative Agent shall have “control” pursuant to the Funding Account Control Agreement.

“Funding Account Control Agreement” means that certain account control agreement, dated as of the Effective Date, among Borrower, Custodian and Administrative Agent for the benefit of the Original Lenders party hereto, substantially in the form of Exhibit B (as amended, modified, supplemented or replaced from time to time).

“Funding Account Security Agreement” means the Funding Account Pledge and Security Agreement, dated as of the Effective Date, executed by Borrower and the Administrative Agent for the benefit of the Original Lenders party hereto, substantially in the form of Exhibit P.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grace Period End Date” has the meaning specified in the definition of “Potential Facility Adjustment Event.”

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.

“HGV Issuer” has the meaning specified in the definition of “Issuer.”

“HGV Shares” means shares of the common stock of HGV Issuer, par value $0.01 per share.

“Hilton Issuer” has the meaning specified in the definition of “Issuer.”

“Hilton Shares” means shares of the common stock of Hilton Issuer, par value $0.01 per share.

“HNA Entities” means the entities set forth on Schedule II hereto.

“Holding Entities” means HNA HLT Holdco III Ltd. and HNA HLT Holdco V Ltd.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes, in each case, other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member who is provided by CT Corporation System, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation or another nationally recognized company that is not an Affiliate of the Loan Parties or any Issuer and that provides independent managers and other corporate services in the ordinary course of its business) and, with respect to any Loan Party, which individual:

(i) is not, has never been, and will not while serving as Independent Director be, a Related Party of such Loan Party or any Issuer (a “Disqualified Persons”) other than as an Independent Director;

(ii) to the fullest extent permitted by law shall consider only the interests of such Loan Party, including its respective creditors, in acting or otherwise voting on Independent Director Matters; and

(iii) is under no fiduciary duty to any Disqualified Person.

“Independent Director Matters” means those matters on which the relevant Independent Director must act, vote or otherwise participate in, as set forth in the relevant Loan Party’s Organization Documents, as in effect on the date hereof.

“Information” has the meaning specified in Section 10.11.

“Initial LTV Ratio” has the meaning specified in the Fee Letter.

“Initial Reference Price” means, for any Shares, (i) initially, the Reference Price for such Shares on the Advance Date, and (ii) thereafter, the then-current Initial Reference Price for such Shares less a per Share amount of any cash in USD included in any Extraordinary Distribution for such Shares, net of any applicable withholding taxes, effective as of ex-dividend date for such Extraordinary Distribution, as determined by the Calculation Agent, unless such amount is not paid by the relevant Issuer, in which case the Initial Reference Price shall be increased to the amount that would then be in effect if such Extraordinary Distribution had not been declared; provided that in no event shall the Initial Reference Price be less than 60% of the Reference Price for such Shares on the Advance Date .

“Initial Reference Value” means, for any Shares, the product of (i) the number of such Shares that constitute Acceptable Collateral at such time, and (ii) the then-current Initial Reference Price for such Shares.

“Interest Payment Date” means (a) the last day of the Interest Period applicable to the borrowing of which such Advance is a part (or with respect to any Base Rate Advance, the six month anniversaries of the date of such Advance) and (b) the Scheduled Maturity Date.

“Interest Period” means, for any Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is six months thereafter, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period for a LIBOR Advance that commences on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date such Advance is made and thereafter shall be the date of the most recent conversion or continuation of such Advance.

“Interest Reserve Amount” has the meaning specified in Section 7.01(f).

“Intermediate Subsidiary” has the meaning specified in the preamble hereto.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuer” means, as the case may be, Hilton Worldwide Holdings Inc., a corporation organized under the laws of Delaware (“Hilton Issuer”), Park Hotels & Resorts Inc., a corporation organized under the laws of Delaware (“Park Issuer”) and Hilton Grand Vacations Inc., a corporation organized under the laws of Delaware (“HGV Issuer”) (or in each case, any successor name thereto), as applicable.

“Issuer Agreements” means each of the Issuer Agreements, in each case, dated as of the Advance Date, executed by an Issuer and a Lender, (a) in the case of such agreement executed by Hilton Issuer, substantially in the form of Exhibit L, (b) in the case of such agreement executed by Park Issuer, substantially in the form of Exhibit M and (c) in the case of such agreement executed by HGV Issuer, substantially in the form of Exhibit N.

“Issuer Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up, or (iii) the occurrence of any event of the type set forth in Section 7.01(f) (with references therein to any “Loan Party” being deemed replaced by references to such Person).

“Issuer Nationalization” means, with respect to any Issuer, that (a) all or substantially all of the Shares issued by such Issuer or the assets of such Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof, or (b) the adoption, promulgation, enactment, order, decree, announcement or such other action or statement as the Calculation Agent deems relevant, by or with effect on any governmental agency, authority, entity or instrumentality thereof at any time, of any event or circumstance (whether or not subsequently amended or appealed) that, if completed, would lead to any event set forth in the immediately preceding clause (a).

“Issuer Share Repurchase” means, with respect to any Issuer, a repurchase by such Issuer or any Subsidiary thereof of any Shares issued by such Issuer, whether the consideration is cash, securities or otherwise.

“Issuer Trading Suspension” means, with respect to any Shares, the occurrence of five (5) consecutive Disrupted Days in respect of such Shares.

“Judgment Currency” has the meaning specified in Section 10.14.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lender Adjustment Notification” has the meaning specified in Section 10.01.

“Lender Appointment Period” has the meaning specified in Section 9.07.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBOR.”

“LIBOR” means, with respect to any LIBOR Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Bloomberg Page “US0006M Index <GO>” (or, in the event such rate does not appear on a Bloomberg Page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion from time to time; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then LIBOR shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Advance” means, subject to Section 2.09, an Advance hereunder which uses LIBOR as its reference interest rate.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“Loan Parties” means, collectively, Borrower, Intermediate Subsidiary and Pledgor.

“Long Position” means, with respect to shares of any type, any over-the-counter derivative instrument entered into with, or security or structured note issued by, a bank, dealer or other financial institution that, in each case, can reasonably be expected to hedge its equity price risk with respect to such shares, that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) under the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) under the Exchange Act, or (ii) otherwise constitutes an economic long position in respect of such shares, in each case as determined by Calculation Agent by reference to any publicly available information issued by Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant.

“LTPP Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations, divided by (ii) the Purchase Price (as defined in the Stock Purchase Agreement).

“LTV Maintenance Level” has the meaning specified in the Fee Letter.

“LTV Margin Call Level” has the meaning specified in the Fee Letter.

“LTV Margin Release Level” has the meaning specified in the Fee Letter.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations, divided by (ii) the sum of (a) the Share Collateral Value on such date and (b) the product of (1) 100% less the Other Acceptable Collateral Haircut and (2) the aggregate fair market value of the Other Acceptable Collateral, as determined by the Calculation Agent, on such date.

“Mandatory Prepayment Amount” means, with respect to any Mandatory Prepayment Event:

(a) if such Mandatory Prepayment Event is also a Category 1 Issuer Event, an amount equal to the product of (x) the Total Accrued Loan Amount as of the Scheduled Trading Day immediately preceding the date of the occurrence of such Category 1 Issuer Event multiplied by (y) the Applicable Ratio at such time; and

(b) otherwise, an amount equal to the Total Accrued Loan Amount as of the Scheduled Trading Day immediately preceding the date of the occurrence of such Mandatory Prepayment Event.

“Mandatory Prepayment Event” means any of the following:

(i) the occurrence of, or the announcement (by any Loan Party, a Person that is or would be a party to the relevant transaction or event, or series of related transactions or events, or any of their respective Affiliates) of any transaction or event, or a series of related transactions or events, that, if consummated, would constitute, a Change of Control of any Loan Party, as determined by the Calculation Agent;

(ii) the occurrence of a Category 1 Issuer Event that is determined to constitute a Mandatory Prepayment Event in accordance with Section 10.01; provided that, solely in the case of a Category 1 Issuer Event pursuant to clause (i) of the definition thereof that occurs solely as a result of a Tender Offer, such Category 1 Issuer Event will not constitute a Mandatory Prepayment Event pursuant to this clause (ii) unless such Tender Offer would directly or indirectly result in, or is effected in connection with a series of transactions that would result in, a Change of Control with respect to the Issuer of such Shares; or

(iii) the occurrence of a Stock Value Trigger Event.

“Margin Loan Documentation” means, collectively, this Agreement, the Security Agreements, the Control Agreements, the Funding Account Control Agreement, the Pledgor Guarantee, the Issuer Agreements, the Parent Agreement, the Fee Letter, any Borrowing Notice and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Margin Regulation” means Regulation T, U or X, as applicable.

“Market Disruption Event” means, with respect to any Shares, an Early Closure, an Exchange Disruption or a Trading Disruption, in each case, which the Calculation Agent determines is material.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial condition of any Loan Party, (b) the ability of any Loan Party to perform any of its monetary obligations under the Margin Loan Documentation, (c) the Collateral, the Lenders’ Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to Lenders under the Margin Loan Documentation.

“Material Nonpublic Information” means, with respect to any Issuer and/or any Shares, information regarding such Issuer and its Subsidiaries that is not generally available to investors, and as to which there is a substantial likelihood that a reasonable shareholder would consider such information to be important in deciding whether to buy, sell, hold and/or vote such Shares.

“Maximum Rate” has the meaning specified in Section 10.16.

“Merger Event” means, with respect to any Issuer, any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (i) a reclassification or change of the Shares issued by such Issuer that results in a transfer of or an irrevocable commitment to transfer all of such Shares outstanding to another Person or (ii) (A) a consolidation, amalgamation, merger or binding share exchange of such Issuer with or into, or a sale or other disposition of all or substantially all of such Issuer’s consolidated assets to, another Person (other than a consolidation, amalgamation, merger or binding share exchange in which such Issuer is the continuing Person and the Shares issued by such Issuer are not exchanged for, or converted into, any other securities or property), or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by any Issuer or any Subsidiary thereof, excluding (a) any transaction between such Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (b) any transaction for which (x) such Issuer or the relevant Subsidiary is the continuing Person and the Shares issued by such Issuer are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of such Issuer, in each case, as of the date on which the transaction is announced, as determined by the Calculation Agent; provided that any merger of such Issuer solely for the purpose, and with the sole effect, of changing such Issuer’s jurisdiction of incorporation solely within the United States, that results in a reclassification, conversion or exchange of outstanding Shares issued by such Issuer solely into shares of common stock of the surviving entity shall not be a Merger Event.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Cash Proceeds” means, with respect to any Permitted Sale Transaction or Permitted Tender Offer Transaction, the gross proceeds from such transaction less (i) U.S. taxes payable by Intermediate Subsidiary in respect of such transaction, (ii) customary brokerage or underwriting fees in respect of such transaction and (iii) customary legal fees and expenses related to such transaction.

“Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount on such date less the sum of (i) the face amount of all Cash credited to the Collateral Accounts on such date, excluding the Interest Reserve Amount, (ii) 99% of the aggregate fair market value of Cash Equivalents constituting Acceptable Collateral on such date, as determined by the Calculation Agent and (iii) the aggregate amount available to be drawn under all Eligible Letters of Credit that have been provided to the Applicable Lenders.

“Net PIK Amount” means, initially zero Dollars, (i) as increased, from time to time, by the aggregate amount of any interest paid in kind pursuant to clause (i) of the proviso in the first sentence of Section 2.03(a), and (ii) as reduced from time to time, but not below zero Dollars, by the aggregate amount of any prepayment of principal pursuant to Section 2.06(a) and Section 5.11.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that requires the consent of such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, any Loan Party arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against such Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“One-Month LIBOR” with respect to any determination of the Base Rate, means, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over administration of such rate) appearing on Bloomberg Page “US0001M Index <GO>” (or on any successor or substitute page designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the date of determination, as the rate for Dollars for a one-month period.

“Ordinary Cash Dividend” means any (i) regular, periodic dividend on any Shares payable in cash from the earnings, profits or retained surplus of the applicable Issuer, including any dividend designated as an “ordinary dividend” by the applicable Issuer and (ii) other dividend reasonably determined by the Calculation Agent to constitute an ordinary cash dividend (other than the Spin-Off Dividend and an Extraordinary Distribution).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Lenders” means the Lenders set forth in Schedule I on the Effective Date.

“Other Acceptable Collateral” means any Collateral (including Shares) that does not constitute Acceptable Collateral pursuant to clause (a) or (b) of the definition thereof, and is satisfactory to each Lender in its sole discretion (subject to Section 9.09).

“Other Acceptable Collateral Haircut” means a commercially reasonable discount to the value of any Other Acceptable Collateral, determined by the Required Lenders, taking into account any applicable Transfer Restrictions, liquidity, volatility and other factors that the Required Lenders deem appropriate, expressed as a percentage.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between a Lender or Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are imposed with respect to an assignment and for the avoidance of doubt, Excluded Taxes.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means HNA Tourism Group Co. Limited.

“Parent Agreement” means the Parent Agreement, dated as of the Effective Date, between the Parent and Administrative Agent, substantially in the form set forth in Exhibit E hereto.

“Park Issuer” has the meaning specified in the definition of “Issuer.”

“Park Shares” means shares of the common stock of Park Issuer, par value $0.01 per share.

“Participant” has the meaning specified in Section 10.07(c).

“Participant Register” has the meaning specified in Section 10.07(c).

“Pension Plan” means any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party or any of its ERISA Affiliates.

“Permitted Affiliates” shall mean, with respect to any Lender, any commercial banks, insurance companies, investment or mutual funds or any other entity, in each case, which extends credit or buys loans in the ordinary course of business and that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Lender, and in no event shall a Permitted Affiliate include: (i) any entity (including such entity’s respective direct or indirect subsidiaries) primarily engaged in the hospitality, travel and tourism business and (ii) any affiliated funds or other related entities the principal activity of which is purchasing, investing in or trading distressed debt.

“Permitted Assignee” means, provided that such Person makes the Purchaser Representations, (i) each Original Lender hereunder (or any successor thereto) and (ii) any Permitted Affiliate of the foregoing.

“Permitted Borrower CoC Announcement” means the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act, by Parent of an agreement to engage in a transaction that, if completed, would result in a Change of Control with respect to any Loan Party; provided that:

(i) the Administrative Agent determines that the terms of such transaction include arrangements for the repayment in full of the Total Accrued Loan Amount then outstanding (including, without limitation, any Prepayment Fee), which arrangements may include the provision of pay-off arrangements, including execution and delivery of a pay-off letter, in the operative agreement or agreements governing the relevant transaction, that are reasonably satisfactory (including, by taking into account incremental credit, legal or reputational risk to the Lenders);

(ii) within one (1) Business Day of entry into the operative agreement or agreements governing the relevant transaction, the Borrower causes the Parent and, if applicable, any affiliated sellers in the relevant transaction to provide to the Administrative Agent, for the benefit of each Lender and Agent hereunder, a written acknowledgment that the consummation of such Change of Control will constitute a Mandatory Prepayment Event hereunder (and that the announcement of such transaction will constitute a Mandatory Prepayment Event in respect of which Borrower is obligated to prepay the Loans under Section 2.06 unless such announcement satisfies, and continues to satisfy, the requirements of this Permitted Borrower CoC Announcement definition); and

(iii) the Borrower shall have provided such other information and/or assurances as the Administrative Agent or any Lender may reasonably request.

“Permitted Liens” means (a) Liens imposed by Law for taxes that are not yet due, (b) Liens arising by operation of Law, (c) Liens granted to the Applicable Lenders or the Custodian pursuant to the Security Agreements, Control Agreements and Funding Account Control Agreement, (d) Liens arising under the Custodian’s standard terms and conditions in connection with the account-opening process solely with respect to the Collateral Accounts, (e) Liens routinely imposed on all securities by the Custodian, to the extent permitted under the Control Agreements and/or Funding Account Control Agreement and (f) Liens arising under Permitted Shareholder Arrangements which are (i) set to expire upon the expiration or completion of the tender or agreement described in the definition thereof, (ii) junior to the Lenders’ Liens granted pursuant to the Security Agreements and (iii) are not materially adverse to the interests of the Lenders, in each case, as determined by the Administrative Agent.

“Permitted Loan Transaction” has the meaning specified in Section 6.16.

“Permitted Sale Transaction” has the meaning specified in Section 2.06(d)(ii).

“Permitted Shareholder Arrangements” means (i) any tender or agreement with another Person to tender any Collateral Shares in connection with a takeover offer, tender offer, exchange offer, solicitation or proposal or similar event, or (ii) agreement with another Person in connection with a Merger Event restricting disposition of (other than in connection with the exercise of remedies by Lenders hereunder) or agreeing to vote the Collateral Shares in favor or support of a Merger Event initiated or proposed by such other Person.

“Permitted Share Repurchase” means, with respect to any Issuer, any publicly disclosed repurchase by such Issuer of shares of such Issuer in open-market transactions at prevailing market prices in an amount that does not, when aggregated with any and all previous such repurchases occurring in the same twelve (12) month period, exceed 7.5% of such Issuer’s market capitalization.

“Permitted Tender Offer Transaction” has the meaning specified in Section 2.06(f).

“Permitted Transaction Collateral Shares” has the meaning specified in Section 6.16.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” means interest that accrues and is added to the outstanding principal balance of the Loans in accordance with Section 2.03(a), which shall thereafter be deemed principal bearing interest at the Applicable Interest Rate.

“PIK Interest Conditions” means that each of the following is satisfied as of the date which is at least five (5) Business Days prior to the applicable Interest Payment Date (x) no Event of Default has occurred and is continuing, (y) the LTV Ratio, after giving effect to the payment in kind of the interest due on such Interest Payment Date, is not higher than the LTV Margin Call Level and (z) no Event of Default pursuant to Section 7.01(f), but without regard to the proviso thereto, with respect to Parent has occurred and is continuing.

“PIK Interest Election Notice” has the meaning specified in Section 2.03(a).

“Plan Asset Regulation” means Department of Labor Regulation 29 C.F. R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, executed by Pledgor, Borrower and the Administrative Agent in favor of each Lender party thereto or party to a Joinder Agreement (as defined therein), substantially in the form of Exhibit A.

“Pledgor” has the meaning specified in the preamble hereto.

“Pledgor Guarantee” means the Guarantee, executed by Pledgor substantially in the form of Exhibit C.

“Potential Facility Adjustment Event” means the announcement by any Person of any transaction or event, or a series of related transactions or events, that, if consummated, completed or effected, would constitute a Facility Adjustment Event, or of any material change therein or the termination thereof, all as determined by the Calculation Agent (for the avoidance of doubt, any such material change or termination will constitute a separate Potential Facility Adjustment Event); provided that in the case of an announcement by any Person of a Tender Offer, Merger Event or any transaction or event, or a series of related transactions or events, that, if consummated, would constitute, a Change of Control of the Issuer of any Shares, a Potential Facility Adjustment Event will not be deemed to have occurred until the earliest of (i) the 30th day following announcement thereof, (ii) the 15th day prior to the anticipated date of consummation thereof and (iii) only if such an announced event may result in exchange or conversion of the relevant Shares for or into property other than Cash in USD, the first date on which any Loan Party or any of its respective Affiliates directly or indirectly agrees or otherwise becomes obligated to tender any Shares therein or, if such agreement or obligation is entered into prior to the announcement of such an event, than at the time of such announcement (regardless of whether such agreement or obligation is subsequently revoked, amended or otherwise modified) (as determined by the Calculation Agent) (the “Grace Period End Date”), unless the Required Lenders have determined in accordance with Section 10.01 that such proposed Tender Offer, Merger Event or Change of Control of the Issuer of any Shares materially and adversely affects the Single Share Collateral Value of the relevant Shares or liquidity, public float, volatility, transferability or any trading characteristics of such Shares.

“Prepayment Fee” has the meaning specified in Section 2.04(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as the prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by, or the allocation of Eligible Letters of Credit provided to the Administrative Agent for the benefit of, the Applicable Lenders, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s Advances and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, USD 0.01 or item or unit of other securities or property, as applicable. For the avoidance of doubt, in the context of allocating Collateral of different types among the Applicable Lenders, Purging Dividend Shares that are credited to the Collateral Accounts shall be considered a different type of Collateral than the Collateral Shares that are credited to the Collateral Accounts.

“Purchaser Representations” means the following representations, warranties and agreements made by an assignee or participant, as applicable: (a) a representation and warranty that such assignee or participant is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act and is entering into such assignment or participation as principal and not for the benefit of any third party, (b) a representation that such assignee or participant is not Borrower, Pledgor, Parent or any Issuer or an “affiliate” (within the meaning of Rule 144) of Borrower, Pledgor, Parent or any Issuer, (c) an acknowledgment that such assignee or participant fully understands any restrictions on transfers, sales and other dispositions in the Margin Loan Documentation or relating to any Collateral consisting of the Collateral Shares, (d) an acknowledgment that such assignee or participant is able to bear the economic risk of its investment in the participation and is currently able to afford a complete loss of such investment, (e) a covenant that such assignee or participant will only assign its Advances or sell its participation or participations therein pursuant to documentation including such Purchaser Representations, (f) an acknowledgement by such assignee or participant that the Collateral Shares forming part of the Collateral cannot be sold without registration under the Securities Act or under an available exemption from the registration requirements under the Securities Act, including, if available, the exemption provided by Rule 144, (g) an acknowledgment that such assignee or participant is not entering into such assignment or participation on the basis of any Material Nonpublic Information with respect to Borrower, Pledgor, Parent, any Issuer, their Subsidiaries or their securities, and, if applicable, it has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of Material Nonpublic Information (it being understood that such assignee or participant may have Material Nonpublic Information on the private side of its information wall, sometimes referred to as a “Chinese Wall,” at the time of such assignment or participation); provided that, for the avoidance of doubt, “Material Nonpublic Information with respect to Borrower, Pledgor, Parent, any Issuer, their Subsidiaries or their securities” shall not include any information made available to both the assignee and the assignor or both the participant and the seller of a participation interest, as the case may be, and (h) an acknowledgment that it has made an independent decision to purchase its Advances or participation based on information available to it, which it has determined adequate for the purpose.

“Purging Dividend Distribution Date” means the date on which the Purging Dividend Shares are received at the Collateral Accounts of Pledgor pursuant to the Purging Dividend SPA Receivable.

“Purging Dividend Record Date” means January 19, 2017.

“Purging Dividend Shares” means those shares that will be distributed by Park Issuer on the Purging Dividend Distribution Date in order to comply with certain REIT qualification requirements, as further described in the definition of “Purging Distribution” in the Preliminary Information Statement, dated October 24, 2016, filed with the SEC as exhibit 99.1 to Park Issuer’s Form 10 Registration Statement (File No. 001-37795).

“Purging Dividend Shares Purchase Price” means $110,484,000.

“Purging Dividend SPA Receivable” means, the right of Pledgor to receive Purging Dividend Shares under Section 6.04(b) of the Stock Purchase Agreement, as assigned by Parent to Pledgor on or around March 7, 2017.

“Reference Price” means, at any time on any date of determination, with respect to any Shares, the Closing Sale Price with respect to such Shares (a) on that date of determination, in the event that such determination is made after 4:00 p.m. on any Scheduled Trading Day with respect to such Shares and (b) otherwise, on the immediately preceding Scheduled Trading Day with respect to such Shares; provided that in the event any such Scheduled Trading Day is a Disrupted Day, the Reference Price shall be as determined by the Calculation Agent.

“Register” has the meaning specified in Section 10.07(b).

“Regulation T” means Regulation T issued by the FRB.

“Regulation U” means Regulation U issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 50%, subject to Section 2.13; provided that, for the purposes of calculating “Required Lenders”, (a) if a Lender (the “Assigning Lender”) has assigned any portion of its Advances to a Permitted Affiliate, such Permitted Affiliate shall vote its Advances (or related exposure thereto) in the same way as such Assigning Lender and the aggregate amount of all Advances held by any Lender (or related exposure thereto) shall be voted in the same way and (b) with respect to a Lender that has entered into a participation or derivative hedging transaction which is permitted under Section 10.07(c), or any Lender hereunder (each, a “Lender of Record”), such Lender of Record shall only be entitled to vote its entire Applicable Percentage in one way and no split voting shall be permitted.

“Required Sale Proceeds Amount” has the meaning specified in Section 2.06(d)(ii)(B).

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, chairman, president, chief financial officer, chief strategy officer or any vice president, secretary, assistant secretary or director of such Person.

“Restricted Transaction” means, in respect of any Loan Party or any other Aggregated Person of such Loan Party, (i) any financing transaction secured by or referencing any Shares, (ii) any grant, occurrence or existence of any Lien or other encumbrance on any Shares (other than any Permitted Lien or encumbrance arising under Permitted Shareholder Arrangement) or (iii) any sale, swap, hedge (including by means of a physically- or cash-settled derivative or otherwise) or other transfer of, or relating to, any Shares; provided that a Restricted Transaction shall not include (i) such Loan Party’s entry into this Facility or (ii) any Permitted Sale Transaction.

“Rule 144” means Rule 144 under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means the third anniversary of the Advance Date, as such date may be extended pursuant to the provisions hereof.

“Scheduled Trading Day” means, with respect to any Shares, any day on which the relevant Exchange is scheduled to be open for trading for its regular trading session or, in the event that the relevant Shares are not listed, traded or quoted on any Designated Exchange, any Business Day.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreements” means (a) the Pledge and Security Agreement, (b) the Collateral Assignment Agreement and (c) the Funding Account Security Agreement.

“Separateness Provisions” has the meaning specified in Section 5.10.

“Set-off Party” has the meaning specified in Section 10.13.

“Settlement Agreement” means the Settlement Agreement, dated on or about the Advance Date, by and among Borrower, the Pledgor, the Lenders, the Sellers (as defined therein), the Seller’s Representative (as defined therein), the BX Lenders and each other party thereto, substantially in the form of Exhibit O.

“Share Collateral Value” means, at any time, an amount equal to the sum of the Single Share Collateral Values for the Hilton Shares, the Park Shares and the HGV Shares at such time.

“Share Segregation Condition” means that, with respect to any Collateral Share, that such Collateral Share is and, at all times at or after the time at which such Collateral Share was transferred by or on behalf of Pledgor or its Affiliates to a Collateral Account, has been held in a Collateral Account that (i) solely contains Collateral Shares that (x) were transferred by or on behalf of Pledgor or its Affiliates to a Collateral Account on the same date as such Collateral Share and (y) are subject to no Transfer Restrictions other than Transfer Restrictions to which such Collateral Shares are subject, (ii) bears a separate account number from the account number of, and the contents of which are otherwise segregated from, and not commingled with, the contents of, any other Collateral Account containing Collateral Shares that were transferred by or on behalf of Pledgor or its Affiliates to a Collateral Account on any other date and/or that are subject to any other Transfer Restrictions and (iii) each Lender holds the Collateral Shares of such type in accordance with their respective Applicable Percentages. For the avoidance of doubt, and without limitation of the foregoing, any Collateral Share constituting a Purging Dividend Share shall at all times be held in one or more Collateral Accounts separate from any Collateral Accounts holding any Collateral Share that does not constitute a Purging Dividend Share.

“Shares” means the Hilton Shares, Park Shares and/or HGV Shares, as applicable.

“Single Share Collateral Value” means, with respect to any Shares at any time, an amount equal to the product of (i) the aggregate number of such Shares that constitute Acceptable Collateral at such time, (ii) the Reference Price for such Shares at such time, and (iii) the applicable Collateral Value Adjustment Factor for such Shares at such time.

“Spin-off” means any distribution, issuance or dividend to holders of any Shares of any capital stock or other securities of another issuer owned (directly or indirectly) by the relevant Issuer or any Subsidiary thereof.

“Spin-off Dividend” means the dividend declared by Park Issuer on January 9, 2017 in connection with the Spin-off Event and paid to holders of Park Shares of record as of January 19, 2017 on or about March 9, 2017.

“Spin-off Event” means the Spin-off by Hilton Issuer of Park Issuer and HGV Issuer on the Spin-off Event Date.

“Spin-off Event Date” means January 4, 2017.

“Split-off” means any exchange offer by any Issuer or any Subsidiary thereof for its own Shares in which the consideration to be delivered to exchanging holders of such Shares is capital stock or other securities of another issuer owned (directly or indirectly) by such Issuer.

“Spread” has the meaning specified in the Fee Letter.

“Stated Amount” means, for any Eligible Letter of Credit, the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), (a) the numerator of which is the number one and (b) the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject with respect to Adjusted LIBO Rate (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of, or credit for, proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of October 24, 2016, among Parent and the Seller Parties (as such term is defined therein).

“Stock Value Trigger Event” means, at any time, that the Share Collateral Value at such time is less than the then-current Stock Value Trigger Threshold, as determined by the Calculation Agent.

“Stock Value Trigger Threshold” has the meaning specified in the Fee Letter.

“Stockholders Agreement” means each of (i) that certain Stockholders Agreement dated as of October 24, 2016, among Parent, Hilton Issuer and HNA Group Co., Ltd., (ii) that certain Stockholders Agreement dated as of October 24, 2016, among Parent, Park Issuer and HNA Group Co., Ltd. and (iii) that certain Stockholders Agreement dated as of October 24, 2016, among Parent, HGV Issuer and HNA Group Co., Ltd.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means, with respect to any Shares, a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person that (x) results, or, if consummated, would result, in such Person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 10% of the Free Float with respect to such Shares, in the case of any Person other than HNA Entities; provided that any increase in “beneficial ownership” (A) as a result of the exercise of any rights under Section 4.2 or Section 4.3 of any of the Stockholders Agreements in accordance with the terms thereof or (B) by less than 1% as a result of an exercise of rights in connection with a rights offering, in each case shall not result in a Tender Offer pursuant to this clause (x), or (y) results, or, if consummated, would result, in a reduction of such Free Float, in the case of any acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of such Shares or entry into a Long Position relating to such Shares by HNA Entities, in each case, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other publicly available information as the Calculation Agent deems relevant; provided, however, a Permitted Share Repurchase shall not be deemed a “Tender Offer” for the purposes of the Margin Loan Documentation.

“Total Accrued Loan Amount” means, at any time, the Total Loan Principal Amount, together with accrued and unpaid interest thereon, accrued and unpaid fees (including, without limitation, any Prepayment Fee to the extent due and payable), and all reimbursable expenses and other Obligations (other than contingent Obligations for which no claim has been made) together with accrued and unpaid interest thereon to such time.

“Total Loan Principal Amount” means, at any time, the aggregate outstanding principal amount of all Advances (including, for the avoidance of doubt, any interest that has been paid in kind).

“Trading Disruption” means, with respect to any Shares, any suspension of or limitation imposed on trading by the relevant Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by such Exchange or otherwise).

“Transactions” means the execution, delivery and performance by the Loan Parties of the Margin Loan Documentation, the grant of the security interest contemplated thereby and all transactions contemplated under the Margin Loan Documentation, including the borrowing of the Advances and the use of proceeds thereof.

“Transfer Restrictions” means, with respect to any security, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in security itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such security be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such security, prior to the sale, pledge, assignment or other transfer or enforcement of such security, and (iv) any registration or qualification requirement or prospectus delivery requirement for such security pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such security being a “restricted security” or Pledgor being an “affiliate” of the issuer of such security, as such terms are defined in Rule 144); provided, however, a Permitted Shareholder Arrangement shall not be deemed a “Transfer Restriction” for purposes of the Margin Loan Documentation.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” has the meaning specified in Section 2.04(a).

“Upfront Fee Percentage” has the meaning specified in the Fee Letter.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Times Of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) except to the extent Agents’ or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c) Determinations, consents, approvals or any other actions or non-actions taken by or determined by any Lender shall be made in good faith and, unless otherwise stated herein, in its individual determination.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Lenders (which notice may be given to the Administrative Agent to distribute to the Lenders), that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent, upon the request of any Lender, notifies Borrower that such Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2.

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 The Advances.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan in Dollars to Borrower on the Advance Date in an amount not to exceed the amount of such Lender’s Commitment as set forth on Schedule I hereto, by making immediately available funds available to Borrower by depositing such funds into the Funding Account in accordance with the Settlement Agreement (any such loan pursuant to this clause (a), an “Advance”). Upon receipt of such funds in the Funding Account on the Advance Date and upon fulfillment of the conditions set forth in Sections 4.01 and 4.02, the Administrative Agent shall instruct the Custodian to transfer via wire of immediately available funds from the Funding Account to the Blackstone Account in accordance with the Settlement Agreement; provided that the Lenders shall, at Borrower’s request, net any such Advance against any amount payable hereunder by the Loan Parties to such Lender in accordance with each Lender’s respective Applicable Percentage. Upon the funding of the Advances on the Advance Date, all of the Commitments of the Lenders shall terminate.

(b) [Reserved].

(c) Borrower may, at any time, terminate all or any part of the Commitments by notifying the Administrative Agent in writing. If not terminated previously, all Commitments of the Lenders hereunder shall terminate on the last day of the Availability Period.

(d) Any Advance or any portion thereof, once prepaid or repaid, may not be re-borrowed.

(e) At least three (3) Business Days prior to the date on which any Advances will be required to be made hereunder, Borrower shall so notify Administrative Agent. A notice of a request for an Advance (a “Borrowing Notice”) shall be in writing in substantially the form of Exhibit I, specifying therein: (x) the date of such Advance, which shall be a Business Day, (y) the aggregate amount of such Advance and (z) the Funding Account or the instructions for disbursement of the Advance. Each such Borrowing Notice shall be irrevocable and binding on Borrower. Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Advance if the Interest Period requested with respect thereto would end after the Scheduled Maturity Date.

Section 2.02 Repayment Of Advances. Borrower hereby unconditionally promises to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Scheduled Maturity Date or any earlier date on which the Total Accrued Loan Amount becomes due and payable pursuant to the terms hereof. Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment. After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage with respect to the Facility.

Section 2.03 Interest.

(a) Ordinary Interest. Subject to Section 2.03(b), the principal amount of each Advance, and any compounded interest thereon, shall accrue interest at a rate per annum equal to the Applicable Interest Rate, and such interest shall be payable on each Interest Payment Date; provided that if Borrower elects, by written notice to Administrative Agent in the form of Exhibit H (a “PIK Interest Election Notice”) at least five (5) Business Days’ prior to any Interest Payment Date (which election may only be made if the PIK Interest Conditions are satisfied on such date), all or any portion of the interest that would otherwise be payable on such Interest Payment Date in cash may be, if so elected, paid in kind, in which case (a) the amount of such interest (or the portion thereof) that will be paid in kind will be added, as of such Interest Payment Date, to the outstanding principal amount of the Advances on a Pro Rata Basis, and (b) the remainder of such interest (if any) shall continue to be payable in cash on the Interest Payment Date. The total amount of interest due on each Interest Payment Date shall be computed by the Calculation Agent on the immediately preceding Business Day, calculated on the basis of the actual days elapsed and a year of 360 days, in the case of LIBOR Advances, and calculated on the basis of the actual days elapsed and a year of 365 or 366 days, as the case may be, in the case of any Base Rate Advances. Notwithstanding the foregoing, no PIK Interest Election Notice may be provided if an Event of Default pursuant to Section 7.01(f), but without regard to the proviso thereto, with respect to Parent has occurred.

(b) Default Interest. Notwithstanding the foregoing, if any amount is not paid when due hereunder, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal at all times to two percent (2%) above the Applicable Interest Rate from the date such amount was due to but excluding the date that such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

(c) Cash Dividends. Notwithstanding conditions to the release of Cash constituting Collateral set forth in Section 2.06(d)(i), (iii), (iv) or (v), each Loan Party may use the proceeds of any cash dividends in respect of any Shares to pay interest on an Interest Payment Date or any other amount when due under this Agreement by delivering a written notice to the Administrative Agent not less than two (2) Business Days prior to such Interest Payment Date or such relevant date of payment, as the case may be.

Section 2.04 Fees.

(a) Upfront Fee. Borrower shall pay an upfront fee (the “Upfront Fee”) to each Lender on the Advance Date, in an amount equal to the Upfront Fee Percentage multiplied by such Lender’s Advance made on such date (provided that Administrative Agent shall, at Borrower’s request, net the Upfront Fee against the Advances to be paid to Borrower on the Advance Date). The Upfront Fee shall be fully earned when paid and shall not be refundable for any reason.

(b) Reserved.

(c) Prepayment Fee. If, on or prior to the date that is 18 months after the Advance Date, or if such a day is not a Business Day, the next succeeding Business Day, any Advance is prepaid or repaid in whole or in part prior to the Scheduled Maturity Date by Borrower and/or any of its Affiliates (other than in connection with a Mandatory Prepayment Event pursuant to clause (ii) or (iii) of the definition thereof where a Loan Party has neither caused nor controls the occurrence of the applicable Mandatory Prepayment Event), Borrower shall pay to each Lender a prepayment fee (the “Prepayment Fee”) on any such date of prepayment or repayment equal to the product of (x) the principal amount of such Lender’s Advance so prepaid, (y) subject to Section 2.03(b), the Spread and (z) a fraction, the numerator of which is the number of days remaining from the date of such prepayment until the 18-month anniversary of the Advance Date and the denominator of which is 360; provided that no Prepayment Fee is applicable for any payments with respect to the Net PIK Amount.

(d) Eligible Chinese Letter of Credit Fees. Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee (the “Eligible Chinese Letter of Credit Fee”) equal to the product of (x) the Stated Amount of any Eligible Chinese Letter of Credit, (y) the applicable Acceptable Chinese Letter of Credit Issuer Spread and (z) a fraction, the numerator of which is the number of days for which such Eligible Chinese Letter of Credit is outstanding and the denominator of which is 360. The Eligible Chinese Letter of Credit Fee with respect to any Eligible Chinese Letter of Credit shall accrue from the date that is 30 days after the date such Eligible Chinese Letter of Credit is provided to an Applicable Lender until the date that the Eligible Chinese Letter of Credit is no longer an Eligible Chinese Letter of Credit pursuant to the definition thereof and be payable (to the extent accrued) on each Interest Payment Date after such Eligible Chinese Letter of Credit is provided until such fee is paid in full.

Section 2.05 Interest Rate Determinations. Administrative Agent shall give notice to Borrower of the applicable interest rates for the purposes of Section 2.03 and any calculation related thereto.

Section 2.06 Prepayments Of Advances; Collateral Shortfall; Withdrawal Of Collateral.

(a) Borrower may prepay the outstanding principal amounts of the Advances (including with Cash held as Collateral), in whole or in part, together with accrued and unpaid interest on the principal amounts to be repaid and any amount due under Sections 2.04(c) and 2.07(f) (and, in the case of a prepayment of all Advances, all other Obligations that are then due and payable or will become due and payable on account of such prepayment), at any time and from time to time upon notice thereof given to Administrative Agent (which notice shall be irrevocable), which shall give to each Lender prompt notice thereof, by Borrower not later than 12:00 p.m. on the date three (3) Business Days prior to the date of any such prepayment in the case of a LIBOR Advance and on the date one (1) Business Day prior to the date of such prepayment in the case of a Base Rate Advance; provided, however, that (i) each prepayment shall be made on a Pro Rata Basis and (ii) each partial prepayment of the Advances shall be in an aggregate minimum principal amount of $100,000,000 or a whole multiple of $1,000,000 in excess thereof. Notwithstanding anything in this Section 2.06(a) to the contrary, the notice requirements and prepayment minimum amount requirements shall be waived with respect to any prepayment made pursuant to Section 2.06(d)(ii)(B) or Section 5.11.

(b) Mandatory Prepayment Events.

(i) Following the occurrence of any Mandatory Prepayment Event, Administrative Agent may, or upon request of any Lender shall, provide written notice to Borrower that it is requiring a payment of the applicable Mandatory Prepayment Amount (such notice, a “Mandatory Prepayment Notice”).

(ii) At each Cure Time following the delivery of a Mandatory Prepayment Notice, Borrower shall pay, in accordance with Section 2.11, the portion of the applicable Mandatory Prepayment Amount (together with any amount payable in connection therewith pursuant to Section 2.04(c)) described in clause (iii) below; provided that, solely in the case of a Mandatory Prepayment Event that arises solely pursuant to clause (i) of the definition thereof upon the occurrence of a Permitted Borrower CoC Announcement (it being understood that this proviso shall have no effect on the Cure Times with respect to (x) any announcement other than a Permitted Borrower CoC Announcement or (y) any announcement that ceases to satisfy the requirements set forth in the definition of Permitted Borrower CoC Announcement), each of the First Cure Time, Second Cure Time and Third Cure Time will be the time immediately prior the consummation of the related Change of Control of any Loan Party; provided further that in the event such Mandatory Prepayment Event is a Deleveraging Option Mandatory Prepayment Event, Borrower or Pledgor may elect to deliver the applicable portion of the applicable Basket Deleveraging Collateral at each Cure Time in lieu of paying the applicable Mandatory Prepayment Amount.

(iii) Borrower shall make Mandatory Prepayment Amount payments to the Administrative Agent or Borrower or Pledgor shall deliver Basket Deleveraging Collateral to the Collateral Accounts, as applicable, at each Cure Time as follows:

Cure Time	Portion of the Mandatory Prepayment Amount or Basket Deleveraging Collateral to be paid or delivered, as the case may be

First Cure Time	25%
Second Cure Time	25%
Third Cure Time	50%

(c) Collateral Shortfall

(i) If a Collateral Shortfall occurs on any date, Calculation Agent shall promptly notify Administrative Agent of the occurrence of such Collateral Shortfall and Administrative Agent will deliver a notice in the form set forth in Exhibit F hereto to Borrower and all other Lenders of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”) not later than 8:00 p.m. on such date or, if the Administrative Agent has not delivered such notice by 7:00 p.m. on the same date, having been previously requested to do so by any Lender, then such Lender may deliver a Collateral Call Notice to Borrower by email not later than 8:00 p.m. on the same date. Upon Borrower’s receipt of any Collateral Call Notice in accordance with Section 10.02, Borrower shall, prior to the applicable Cure Time, in an aggregate amount sufficient to cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Maintenance Level, cause Cash, Cash Equivalents or Other Acceptable Collateral to be posted to the Collateral Accounts and/or provide Eligible Letters of Credit on a Pro Rata Basis to the Applicable Lenders; provided that, if Borrower elects to provide Eligible Letters of Credit, the aggregate Stated Amount of all such Eligible Letters of Credit provided in respect of a single Collateral Call Notice shall not be less than $50 million. A Collateral Shortfall shall be considered “cured” at the time that Borrower causes the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Maintenance Level pursuant to this Section 2.06(c)(i).

(ii) Not later than 2:00 p.m. on the Scheduled Trading Day following the first Scheduled Trading Day on which Borrower has received (in accordance with Section 10.02) the relevant Collateral Call Notice by the Collateral Call Notice Deadline, Borrower shall deliver a notice to Administrative Agent (which notice may be given by email) (x) acknowledging Borrower’s receipt of such Collateral Call Notice, (y) confirming that Borrower will cure the relevant Collateral Shortfall prior to the Cure Time and (z) stating the manner in which Borrower will cure such Collateral Shortfall.

(iii) (A) If any letter of credit ceases to be an Eligible Chinese Letter of Credit pursuant to clause (x) of the second proviso to the definition of “Eligible Chinese Letter of Credit,” (i) the Applicable Lender with respect to such Eligible Chinese Letter of Credit shall promptly, but not later than 8:00 p.m. on the second Business Day immediately preceding the last day of the 90-day period or 180-day period specified therein, notify Borrower, all other Lenders, Calculation Agent and Administrative Agent that such event is scheduled to occur and (ii) Borrower shall, no later than 3:00 p.m. on the last day of such 90-day period or 180-day period, as applicable, (x) cause Cash, Cash Equivalents or Other Acceptable Collateral to be posted to the Collateral Accounts and/or (y) replace such letter of credit with an Eligible Non-Chinese Letter of Credit, in each case, in an aggregate amount or value equal to the Stated Amount of such letter of credit and on a Pro Rata Basis with respect to the Applicable Lenders; or,

(B) if any letter of credit ceases to be an Eligible Letter of Credit for any other reason, then on or before 12:00 p.m. on the second Business Day following such other event, the Applicable Lender shall promptly notify Borrower, all other Lenders, Calculation Agent and Administrative Agent of the occurrence of such event not later than 8:00 p.m. on the same date and upon Borrower’s receipt of any such notice, Borrower shall promptly, and in any event by 3:00 p.m. on the second Business Day following the day on which the Borrower has received such notice, (x) cause Cash, Cash Equivalents or Other Acceptable Collateral to be posted to the Collateral Accounts and/or (y) replace such letter of credit with an Eligible Letter of Credit, in each case, in an aggregate amount or value equal to the Stated Amount of such letter of credit and on a Pro Rata Basis with respect to the Applicable Lenders.

(iv) Borrower, Pledgor and each Applicable Lender shall use commercially reasonable efforts to ensure that Custodian provides online informational access (or, if such online access is not available, to timely deliver account statements and advices of transactions) for all Collateral Accounts to Administrative Agent.

(d) Pledgor shall only be permitted to request the release of Collateral if (x) Borrower delivers written notice of such release to Administrative Agent (which shall give to each Applicable Lender prompt notice thereof) on or before 12:00 p.m. on the third Business Day prior to the requested date of the release, and (y) Administrative Agent is reasonably satisfied that the additional conditions set forth in one of clauses (i) through (vii) below are met (in which case Administrative Agent shall promptly so notify each Applicable Lender); provided that, if any announcement of a Tender Offer or Merger Event has occurred, no Cash constituting Collateral may be released pursuant to this Section 2.06(d) prior to the applicable Grace Period End Date:

(i) Pledgor may request a release of Cash, Cash Equivalents and Other Acceptable Collateral constituting Collateral (other than Extraordinary Distributions, Purging Dividend Shares Purchase Price, and any Basket Deleveraging Collateral, Spin-off Dividends, Interest Reserve Amount and Ordinary Cash Dividends) on a Pro Rata Basis; as long as on the date of such release:

(A) no Default or Event of Default shall have occurred and be continuing or would result from such release;

(B) the LTV Ratio is below the LTV Margin Release Level during the three (3) Trading Days immediately preceding the date of such request;

(C) the LTV Ratio immediately after giving effect to such release shall not exceed the LTV Maintenance Level; and

(D) the Collateral Account contains sufficient Cash to fund the interest payment due on the next scheduled Interest Payment Date and the Net PIK Amount, if any.

(ii) Pledgor may request a release of Collateral Shares (a) for the purpose of settling sales of such Collateral Shares for Cash (any such sale, a “Permitted Sale Transaction”) or (b) pursuant to a Permitted Tender Offer Transaction; as long as, on the date of such release:

(A) (i) 100% of the Net Cash Proceeds of such Permitted Sale Transaction or Permitted Tender Offer Transaction will be credited, on a delivery versus payment basis against the delivery of the relevant Collateral Shares from any Collateral Account, to such Collateral Account and (ii) the LTV Ratio immediately after giving effect to such release and deposit of related Net Cash Proceeds shall not increase as a result therefrom;

(B) such Net Cash Proceeds shall be applied in full to prepay a part of the Total Accrued Loan Amount (together with any amount payable in connection therewith pursuant to Section 2.04(c)) (the amount required to be paid, the “Required Sale Proceeds Amount”); provided however if (a) the ratio of Hilton Shares, Park Shares and HGV Shares to each other consisting of Collateral Shares sold in such Permitted Sale Transaction shall be identical to the ratio of Hilton Shares, Park Shares and HGV Shares to each other consisting of Collateral Shares on the Advance Date (such ratio for any such Shares, the “Advance Date Ratio”) or (b) such Collateral Shares are sold on a Deemed Pro-rata Basis, then there shall be no requirement to apply any portion of the Net Cash Proceeds of such Permitted Sale Transaction to prepay any part of the Total Accrued Loan Amount; and

(C) no Mandatory Prepayment Event shall have occurred (other than the related Tender Offer in the case of a Permitted Tender Offer Transaction) (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release.

(iii) Pledgor may request a release of Ordinary Cash Dividends on a Pro Rata Basis, as long as, on the date of such release:

(A) no Default or Event of Default shall have occurred and be continuing or would result from such release;

(B) the LTV Ratio immediately after giving effect to such release shall not exceed the LTV Maintenance Level; and

(C) the Collateral Account contains sufficient Cash to fund the interest payment due on the next scheduled Interest Payment Date and the Net PIK Amount, if any.

(iv) Pledgor may request a release of Extraordinary Distributions (excluding, for the avoidance of doubt, any Spin-off Dividends) on a Pro Rata Basis; as long as, on the date of such release:

(A) no Default or Event of Default shall have occurred and be continuing or would result from such release;

(B) the Collateral Account contains sufficient Cash to fund the interest payment due on the next scheduled Interest Payment Date and the Net PIK Amount, if any; and

(C) 100% of such released Extraordinary Distributions is applied in full to prepay a part of the Total Accrued Loan Amount, together with any amount payable in connection therewith pursuant to Section 2.04(c).

(v) Pledgor may request a release of Spin-off Dividends or securities received in an exchange offer (excluding, for the avoidance of doubt, any Purging Dividend Shares) on a Pro Rata Basis; as long as, on the date of such release:

(A) 30 days have passed since the Spin-off Dividend has been declared;

(B) no Default or Event of Default shall have occurred and be continuing or would result from such release;

(C) the LTV Ratio immediately after giving effect to such release shall not exceed the LTV Margin Release Level; and

(D) the Collateral Account contains sufficient Cash to fund the interest payment due on the next scheduled Interest Payment Date and the Net PIK Amount, if any.

(vi) Pledgor may request a release of Basket Deleveraging Collateral on a Pro Rata Basis; as long as, on the date of such release:

(A) no Default or Event of Default shall have occurred and be continuing or would result from such release;

(B) 30 days have passed since such Basket Deleveraging Collateral has been placed in the Collateral Account;

(C) the LTV Ratio is equal to or below 40% during the ten (10) Trading Days immediately preceding the date of such request; and

(D) the LTV Ratio immediately after giving effect to such release shall not exceed the LTV Margin Release Level.

(vii) Borrower may request the reduction in part or cancellation in full and return of any outstanding Eligible Letter of Credit; as long as, on the date of such reduction or return:

(A) no Default or Event of Default shall have occurred and be continuing or would result from such reduction or return;

(B) the LTV Ratio is below the LTV Margin Release Level during the three (3) Trading Days immediately preceding the date of such request;

(C) the LTV Ratio immediately after giving effect to such reduction or return shall not exceed the LTV Maintenance Level; and

(D) the Collateral Account contains sufficient Cash to fund the interest payment due on the next scheduled Interest Payment Date and the Net PIK Amount, if any,

provided that, any such reduction or cancellation is pro rata among the outstanding Eligible Letters of Credit provided to the Lenders.

(e) Additional Collateral or Eligible Letters of Credit. For the avoidance of doubt, on at least two (2) Business Days’ notice, Borrower may (or may cause Pledgor to) at any time (i) post Cash, Cash Equivalents or Other Acceptable Collateral in, in each case, a minimum aggregate amount of $100 million to the Collateral Accounts and/or (ii) procure that Eligible Letters of Credit with an aggregate Stated Amount of not less than $100 million be available to be drawn upon by an Applicable Lender pursuant to Section 7.04; provided that (A) in the case of clause (ii), any Eligible Letter of Credit shall be issued for each Applicable Lender on a Pro Rata Basis on the same date and, in the case of clause (i), (x) each type of Collateral shall be posted to the Collateral Accounts on a Pro Rata Basis and (y) any such Cash, Cash Equivalents or Other Acceptable Collateral will not be taken into account for purposes of determining the Net Obligations until the date two (2) Business Days immediately following the posting thereof and (B) in the case of clause (ii), any such Stated Amount will not be taken into account for purposes of determining the Net Obligations until the date two (2) Business Days immediately following the provision of such Eligible Letter of Credit. Borrower shall, or shall cause Pledgor to, cause the applicable Issuer to deposit into the relevant Collateral Accounts, or, in the case of any property or assets other than Cash and securities entitlements, deliver to the relevant Applicable Lenders (subject to their reasonable delivery instructions), any Ordinary Cash Dividend or Extraordinary Distribution paid or distributed on the Collateral Shares, or any securities or securities entitlements (x) exchanged for, or delivered upon conversion, of the Collateral Shares in a Merger Event or (y) delivered in respect of the Collateral Shares in connection with a Spin-off, and if any such Cash, securities, securities entitlements or other property or assets are received by any Loan Party for any reason, Borrower shall, or shall cause such Loan Party to, make such deposit or delivery as promptly as practicable and in any event no later than two (2) Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.06(d).

(f) Permitted Tender Offer Transaction. Without limitation of Section 2.06(d)(ii), Pledgor shall not, and shall cause each Loan Party not to, tender any Collateral Shares in any exchange offer or tender offer (including, without limitation, a Split-off) unless each of the following is satisfied: (i) the Adjustment Determination Period with respect to the announcement of such exchange offer or tender offer has occurred and is no longer outstanding and (ii) each Applicable Lender retains a first priority Lien in the relevant Collateral Shares and, upon consummation of such exchange offer or tender offer, the proceeds of such Collateral Shares, which shall be deposited in the relevant Collateral Accounts (a “Permitted Tender Offer Transaction”).

(g) On the Purging Dividend Distribution Date, in the event such date does not occur on or prior to Advance Date, Cash constituting Collateral in the amount equal to the Purging Dividend Shares Purchase Price shall be released and transferred simultaneously with the crediting of the Full Number of Purging Dividend Shares to the Collateral Accounts in the name of Pledgor in accordance with the Settlement Agreement on a Pro Rata Basis free from all Transfer Restrictions (other than Existing Transfer Restrictions) by book-entry transfer through DTC, as depositary and in satisfaction of the Collateral Requirement in all material respects, subject to the Administrative Agent’s determination that each of the following conditions shall have been satisfied or waived by the relevant Lender on or prior to such date.

(i) each of the representations and warranties contained in Sections 3.01, 3.02, 3.03(v), 3.06(b) and (d), 3.07, 3.12 and 3.13 shall be true and correct in all material respects (except with respect to representations and warranties already qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of the Purging Dividend Distribution Date except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all respects as of such date;

(ii) no Change of Control has occurred with respect to any Loan Party;

(iii) no Event of Default under Section 7.01(f) shall have occurred and be continuing or would result from such release;

(iv) the Collateral Requirement shall have been satisfied in all material respects, including that the Administrative Agent shall have received proper financing statements (form UCC-1 or the equivalent) for filing under the UCC, and/or amendments thereto, as applicable, as may be necessary to perfect the security interest purported to be created by the Security Agreements; and

(v) Administrative Agent and each Lender shall have received a favorable opinion of the Loan Parties’ counsel in form and substance reasonably acceptable to the Administrative Agent and each of the Lenders, dated as of the Purging Dividend Distribution Date.

The release of Cash constituting Collateral as provided in this Section 2.06(g) shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof that the conditions set forth in clauses (i), (ii) and (iii) of this Section 2.06(g) have been satisfied.

Section 2.07 Increased Costs; Break Funding. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in LIBOR);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or, to the extent permitted in Section 10.07(c) and (d), participation therein; or

(iii) subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender of making or maintaining the Advances hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by any Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such reasonable additional costs incurred or reduction suffered.

(b) If a Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request from a Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any actual losses with respect to such reduction; provided no Lender shall be entitled to request such compensation unless it is the general policy or practice of such Lender (as determined by such Lender) to request compensation for similar amounts from similar borrowers under comparable provisions of similar loan facilities (to the extent such Lender has the right to request such compensation thereunder).

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts (and the calculation thereof) necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (b) of this Section 2.07 shall be delivered to Administrative Agent, and the Administrative Agent shall deliver or cause to be delivered such certificate to Borrower. Such certificate shall be conclusive absent manifest error.

(d) Borrower shall not be required to compensate Lender pursuant to this Section 2.07 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such nine (9) month period shall be extended to include the period of retroactive effect).

(e) Notwithstanding the foregoing, if any Lender requests compensation under this Section 2.07 or Borrower must pay increased amounts or any amounts for Indemnified Taxes pursuant to Section 2.08, then the applicable Lender will, if requested by Borrower, use commercially reasonable efforts to designate another lending office for any Advance, or portion thereof, affected by the relevant event if, in the judgment of such Lender, such designation would (i) avoid the requirement for or reduce the amount of such compensation, increased amounts or amounts for Indemnified Taxes, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that such efforts need only be made on terms that, in the commercially reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided further that nothing in this Section 2.07(e) shall affect or postpone any of the Obligations of any Loan Party or the rights of such Lender pursuant to Section 2.07 through (d) or Section 2.08. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(f) Borrower shall compensate each Lender, upon written request by such Lender (which written request shall be conclusive absent manifest error), for all reasonable loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(i) any payment or prepayment of a LIBOR Advance on a day other than an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by Borrower to prepay or borrow any LIBOR Advance on the date or in the amount notified by Borrower (for a reason other than the failure of such Lender to make a LIBOR Advance in breach of its obligation hereunder).

Such loss, cost or expense for any Lender shall be deemed to be an amount determined by such Lender equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the reference interest rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then-current Interest Period (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the euro dollar market.

(g) The payment of any additional amount or amounts pursuant to this Section 2.07, unless otherwise specified hereunder, shall not in and of itself be deemed to be a prepayment of an Advance and shall not give rise to a prepayment fee under Section 2.04(c).

Section 2.08 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Administrative Agent or the relevant Loan Party, as applicable) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or a Loan Party, then Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08) each Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.08, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by Loan Parties. The Loan Parties shall indemnify Lenders and Agents, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) payable or paid by Lenders or Agents or required to be withheld or deducted from any payment to any Lender or Agent and any reasonable expenses arising therefrom or with respect thereto (other than Indemnified Taxes and expenses payable by reason of the gross negligence, bad faith or willful misconduct of the applicable Lender or Agent), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the relevant Loan Party reasonably believe that such Taxes were not correctly or legally asserted, such Lender or Agent, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to the Loan Parties in accordance with Section 2.08(f)) so long as such efforts would not, in the sole determination of such Lender or Agent, result in any additional material unreimbursed cost or expense. A certificate as to the amount of such payment or liability (setting forth, in reasonable detail, the basis and calculation of such amount) delivered to any Loan Party (with a copy to Administrative Agent), or by Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Status of Lenders.

(A) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Margin Loan Documentation shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(B)(1), (B)(2) and (B)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(B) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(1) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii) two executed copies of IRS Form W-8ECI;

iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit K-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E; or

iv) to the extent a Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(3) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties, upon the request of such Lender or Agent, shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or Agent be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Margin Loan Documentation, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) [Reserved].

Section 2.09 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrower and Administrative Agent that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make or maintain Advances hereunder as LIBOR Advances, the obligation of such Lender to make such Advances shall be terminated and all such Advances shall become Base Rate Advances either on the next succeeding Interest Payment Date, if such Lender may lawfully continue to maintain the Advances to such day, or immediately, if such Lender may not lawfully continue to maintain the Advances.

Section 2.10 Evidence Of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s Applicable Percentage thereof.

(c) The entries maintained in the accounts maintained pursuant to Subsection (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(d) No promissory note shall be required to evidence the Advances by Lenders to Borrower. Upon the request of a Lender, Borrower shall prepare, execute and deliver to such Lender a promissory note, payable to such Lender and its registered assigns and in a form approved by such Lender, which shall evidence the Advances to Borrower by such Lender in addition to such records. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11 Payments And Computations.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 11:00 a.m. on the day when due (subject to Section 2.06(c)(i), with respect to any payment made to cure a Collateral Shortfall) in Dollars to Administrative Agent and in immediately available funds. Administrative Agent shall promptly distribute to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment in like funds as received by wire transfer to such Lender. All payments received by Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day (subject to Section 2.06(c)(i), with respect to any payment made to cure a Collateral Shortfall) and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

Section 2.12 Replacement of Non-Consenting Lenders.

(a) If any Lender is a Non-Consenting Lender, Borrower may:

(i) at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07, all of its interests, rights (other than its existing rights to payments pursuant to Section 2.07 or Section 2.08) and obligations under this Agreement and the related Margin Loan Documentation to a Person eligible to take such Loans by assignment pursuant to Section 10.07 (and such Non-Consenting Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations if it does not execute and deliver any such assignment to the Administrative Agent within five (5) Business Days after having received a request therefor); provided that (w) any such assignment pursuant to this clause (i) will not be deemed to be a waiver or release by such Lender of its right to any amount payable under Sections 2.04(c) and 2.07(f), (x) Borrower shall have paid to the Administrative Agent the assignment fee (if any), (y) such assignment does not conflict with applicable Law and (z) the applicable assignee shall have consented to the applicable amendment, waiver or consent; provided, however, that Borrower (or such Non-Consenting Lender, as applicable) shall offer each Original Lender and/or any of its Permitted Affiliates a right of first refusal to acquire the interests, rights and obligations of such Non-Consenting Lender by assignment ratably in accordance with such Applicable Lender’s Applicable Percentage and if any such Original Lender and/or any of its Permitted Affiliates does not accept such offer within seven (7) Business Days, then it shall be deemed to have waived its right of first refusal; provided further that, if an Original Lender declines such offer, then such declined amounts shall be reoffered to each Original Lender that accepted such initial offer and each such Original Lender shall respond within three (3) Business Days to such reoffer; or

(ii) if such Original Lender and/or any of its Permitted Affiliates does not accept such offer(s) of first refusal with respect to any assignment of such Non-Consenting Lender’s interests, rights and obligations as set forth in clause (a)(i), terminate and prepay in full such Non-Consenting Lender’s Loans and Commitments, together with accrued and unpaid interest thereon and any amount due under Sections 2.04(c) and 2.07(f) (and all other Obligations that are then due and payable or will become due and payable on account of such prepayment); provided that (i) such Non-Consenting Lender is not an Accelerating Lender and (ii) such termination will not be deemed to be a waiver or release of any claim that Borrower, the Administrative Agent or any other Lender may have against such Non-Consenting Lender.

(b) A Non-Consenting Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, it ceases to be a Non-Consenting Lender.

Section 2.13 Accelerating Lenders.

(a) Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i) each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis-à-vis Borrower, shall be deemed to be:

(A) the Administrative Agent and Calculation Agent hereunder; and

(B) the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii) solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis-à-vis Borrower:

(A) each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(B) if the Administrative Agent or Calculation Agent is an Accelerating Lender, a replacement therefor shall be selected from among the Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b) Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, no Loan Party, for the avoidance of doubt, shall make any payments of its Obligations or post any Collateral or provide any Eligible Letter of Credit except on a Pro Rata Basis (without regard to clause (a) above). For the avoidance of doubt, the application of proceeds received by an Applicable Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrower for purposes of this Section 2.13(b).

Section 2.14 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to Administrative Agent such Lender’s Advance, Administrative Agent may assume that each Lender that has a Commitment hereunder has made the relevant Advance available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made the relevant Advance available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Interest Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays such Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Obligations of Lenders Several. The obligations of Lenders hereunder to make Advances and to make payments pursuant to Section 10.04(e) are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 10.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 10.04(e).

Section 2.15 Continuation; Conversion. Borrower may, by notice to the Administrative Agent given not later than 12:00 P.M. at least three (3) Business Days prior to the date of conversion or continuation (i) if the Advances are Base Rate Advances, convert the Advances to LIBOR Advances on any day or (ii) if the Advances are LIBOR Advances, continue the Advances as such for an additional Interest Period, in each case on the last day of the then outstanding Interest Period in respect thereof. Any such notice shall state the continuation or conversion date for such continuation or conversion (which shall, except in the case of a conversion of Base Rate Advances into LIBOR Advances, be the last day of the then outstanding Interest Period in respect thereof). If Borrower shall have failed to give to the Administrative Agent a timely notice of continuation or conversion pursuant to this Section 2.15, the Advances shall be deemed continued or converted, as the case may be, as LIBOR Advances for an additional Interest Period, on the last day of the then outstanding Interest Period in respect thereof. For the avoidance of doubt, any Advance that is converted to a LIBOR Advance shall be deemed to have been made on the date of such conversion for purposes of the definition of Interest Period.

Section 2.16 Periodic Rebalancing.

(a) Subject to Section 2.13, if as of any Interest Payment Date, the Collateral is not held on a Pro Rata Basis for any reason, then on, or as promptly as practicable following, such Interest Payment Date, the Applicable Lenders shall cause any transfers of Collateral from the Collateral Accounts that they control to Collateral Accounts controlled by other Applicable Lenders as may be necessary, as determined by Administrative Agent, to ensure that the Collateral is held on a Pro Rata Basis. Each Applicable Lender agrees to cooperate in good faith with Administrative Agent to effect such rebalancing, including, for the avoidance of doubt, by submitting written instructions to the Custodian to effect such transfers. Borrower hereby consents to such transfers.

(b) In connection with the extension of any new Advances under Section 2.01(b) or any transfer of Collateral Shares to a Collateral Account pursuant to this Section 2.16 or otherwise, Pledgor shall comply and use reasonable efforts to cause Custodian to comply, with any request of the Applicable Lender that controls such Collateral Account or is making such new Advances, as the case may be, to transfer such Collateral Shares or any Collateral Shares securing such new Advances, as the case may be, to a separate sub-account under the relevant Collateral Account controlled by such Applicable Lender.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants, as applicable, to Lenders on each of the Effective Date (to the extent set forth in Section 4.01) and the Advance Date that:

Section 3.01 Organization; Powers. Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation to which it is a party, and to consummate the Transactions, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is necessary.

Section 3.02 Authorization; Enforceability. The Transactions are within the powers of and have been duly authorized by all necessary action by each Loan Party. Each document included in the Margin Loan Documentation to which it is a party has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to any Loan Party or any of its Affiliates, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Affiliates or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created pursuant to the Margin Loan Documentation and (v) will not violate any trading policy of any Issuer applicable to any Loan Party or any Affiliate or Aggregated Person of such Loan Party, including, but not limited to, Issuer’s “blackout” policy.

Section 3.04 Financial Condition. The Financial Statements delivered pursuant to Section 5.01 are true and correct in all material respects. The Loan Parties have no material assets other than the Collateral (or the shares of the other Loan Parties) nor any Indebtedness or monetary obligations other than the Obligations under the Margin Loan Documentation or any Obligations under routine administrative agreements as expressly permitted under Section 6.10.

Section 3.05 Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing (a) against any Loan Party, which, is reasonably likely to be adversely determined, and if so adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Agreement or the Transactions.

Section 3.06 Compliance With Laws.

(a) Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.

(b) Each Loan Party is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act, including in respect of the transactions contemplated hereunder.

(c) [Reserved].

(d) No part of the proceeds of the Advance will be used by the Loan Parties or their Affiliates, whether directly or indirectly, for any purpose, whether immediate, incidental or ultimate, that would result in a violation of any Margin Regulation.

Section 3.07 Investment Company Status. Each Loan Party is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” under the United States Investment Company Act of 1940, as amended.

Section 3.08 Taxes. Each Loan Party has timely filed (taking into account applicable extensions) all income Tax returns and other material Tax returns which are required to be filed by it in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on it or its properties which are due and payable (other than any amount (i) the validity of which is currently being contested in good faith, (ii) with respect to which reserves have been provided for in accordance with GAAP and (iii) no Collateral would become subject to forfeiture or loss as a result of such contest). Pledgor is treated as a disregarded entity for U.S. federal income tax purposes, whose regarded owner is Intermediate Subsidiary for U.S. federal income tax purposes. Intermediate Subsidiary is a U.S. Person and a C-Corporation for U.S. federal income tax purposes.

Section 3.09 Disclosure. Each Loan Party has disclosed to each Agent and Lender (x) all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (y) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, relating to the Collateral Shares. All information provided by or on behalf of any Loan Party to the Agents and Lenders in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

Section 3.10 Agreements. Each Loan Party is not a party to, nor are any of its assets bound by, any agreement or instrument, other than those permitted (or not restricted) under Section 6.10, and each Loan Party is not in default under any provision of any such agreement or instrument. Parent is not in default under any provision of the Stock Purchase Agreement or the Stockholders Agreement that could have a Material Adverse Effect.

Section 3.11 Solvency. (i) The present fair market value of each of Borrower’s and Pledgor’s assets exceeds the total amount of each of Borrower’s or Pledgor’s liabilities, as applicable (including contingent liabilities), (ii) each of Borrower and Pledgor has capital and assets sufficient to carry on its businesses, (iii) each of Borrower and Pledgor is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) each of the Borrower and Pledgor does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Neither of Borrower nor Pledgor will be rendered insolvent by the consummation of the Transactions.

Section 3.12 Trading And Other Restrictions.

(a) Each Loan Party owns all of its assets (including, in the case of Pledgor, all of the Collateral credited to the Collateral Accounts) free and clear of Liens, other than Permitted Liens.

(b) Each Loan Party has not made nor consented to, nor is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its properties, including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Lenders under the Margin Loan Documentation and Permitted Liens.

(c) Pledgor will acquire the Collateral Shares no later than the Advance Date (or, solely in the case of Purging Dividend Shares, no later than the Purging Dividend Distribution Date (in the event that the Purging Dividend Distribution Date does not occur on or prior to the Advance Date)) and will continuously own such Collateral Shares from such date, and the holding period (as determined in accordance with Rule 144) of Pledgor as to such Collateral Shares will begin no later than the Advance Date (or, solely in the case of Purging Dividend Shares, no later than the Purging Dividend Distribution Date (in the event that the Purging Dividend Distribution Date does not occur on or prior to the Advance Date)). The Hilton Shares are eligible for resale pursuant to Rule 144A under the Securities Act.

(d) The Collateral Shares (i) are not subject to any Transfer Restrictions, other than Existing Transfer Restrictions, (ii) do not contain any restrictive legends, and, except as set forth in the Issuer Agreements, do not require any opinions from Issuer’s counsel, or the removal of any “stop transfer order,” or the delivery of any documentation (other than as set forth in the Issuer Agreements), prior to, or in connection with, the sale of such Shares, and (iii) are not subject to any shareholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction, other than the Stockholders Agreement and the Issuer Agreements.

Section 3.13 Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party and its Subsidiaries and its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party and its respective officers and employees and, to the knowledge of each Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of the Loan Parties, any of their Affiliates or any of their respective directors, officers or employees is a Sanctioned Person. No borrowing of any Advance, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.14 Material Nonpublic Information. On the Effective Date, each Loan Party is not in possession of Material Non-Public Information with respect to any Issuer or any Shares that could have a material adverse effect on the market value of such Shares. On the Advance Date, each Loan Party is not in possession of any Material Nonpublic Information with respect to any Issuer or any Shares.

Section 3.15 Employee Matters. Each Loan Party does not have and has never had (a) any employees and it has never directly contracted with individuals who are not independent contractors, (b) to maintain, contribute to, or any direct obligation to maintain or contribute to, any Employee Benefit Plan, and (c) any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates. No Person treated as an independent contractor by any Loan Party shall have been classified as an employee by any Governmental Authority.

Section 3.16 No Plan Assets. The assets of each Loan Party do not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulation (an “ERISA Plan”).

Section 3.17 Conduct of Business. Each Loan Party is not engaged in any business or activity other than (a) in the case of Borrower, holding Cash and Cash Equivalents and any Other Acceptable Collateral, in the case of Intermediate Subsidiary and Pledgor, as applicable, holding Shares and contributing Cash and Cash Equivalents, the Purging Dividend SPA Receivable, and any Other Acceptable Collateral to Borrower and, in each case, ministerial activities incidental thereto and otherwise expressly contemplated herein, (b) performing its obligations under the Margin Loan Documentation and the Transactions and (c) payment of taxes and administrative fees necessary for compliance with this Agreement.

Section 3.18 Separateness. Each Loan Party (other than Intermediate Subsidiary) is, and has at all times since its formation been, in compliance with the Separateness Provisions.

Section 3.19 Restricted Transaction; Bona fide loan. No Loan Party or any of its Affiliates has entered into, or is a party to, any Restricted Transaction. The Advances and Transactions contemplated hereunder are collectively intended to constitute a bona fide loan and are not intended to be an offer or sale of Collateral Shares within the meaning of the Securities Act.

Section 3.20 Equity Interests and Organizational Chart. (a) Schedule 3.20 and the organizational chart attached thereto sets forth Parent, Holding Entities, each Loan Party, and their jurisdiction of incorporation or organization as of the Effective Date and is, in all material respects, an accurate depiction of the ownership of each such Person and (b) no Loan Party has any Subsidiaries other than as set forth on the organizational chart attached to Schedule 3.20.

Section 3.21 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions, and, to the knowledge of such Loan Party, no Mandatory Prepayment Event, Facility Adjustment Event or Potential Facility Adjustment has occurred and is continuing or would result from the consummation of the Transactions.

Section 3.22 Organization Documents. Each Loan Party is, and has at all times since its formation been, in compliance with its Organization Documents in all respects.

Section 3.23 Independent Director. The Loan Parties have paid all costs and expenses of the Independent Director of the Loan Parties reasonably expected to be incurred through the Maturity Date.

ARTICLE 4.

CONDITIONS OF LENDING

Section 4.01 Conditions Precedent to the Effective Date. This Agreement shall become effective as of the first Business Day (the “Effective Date”) on which each of the following conditions precedent have been satisfied, or waived by each Lender hereunder:

(a) Administrative Agent and each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of Lenders:

(i) duly executed counterparts of (A) this Agreement, (B) the Pledge and Security Agreement, (C) each Control Agreement, (D) the Pledgor Guarantee, (E) the Funding Account Security Agreement, (F) the Funding Account Control Agreement, (G) the Fee Letter and (H) the Parent Agreement, each dated as of the Effective Date;

(ii) (A) a certificate of each Loan Party, dated as of the Effective Date and executed by its respective Authorized Representative, which shall (1) certify the resolutions authorizing the execution, delivery and performance of the Margin Loan Documentation to which it is a party and the Transactions to be consummated by it on such date and (2) contain appropriate attachments, including its Organization Documents certified by the relevant authority of the jurisdiction of organization of such Person and (B) a long form good standing certificate for each Loan Party from its jurisdiction of organization;

(iii) (i) a favorable opinion of the Loan Parties’ counsel, addressed to Administrative Agent and Lenders, dated as of the Effective Date and (ii) a non-consolidation opinion of the Loan Parties’ counsel, addressed to Administrative Agent and Lenders, dated as of the Effective Date, each in the form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders; and

(iv) evidence that Parent has irrevocably and unconditionally appointed CT Corporation System, as its agent to receive service of process all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York with respect to the Margin Loan Documentation to which it is a party.

(b) (i) Borrower shall have delivered (or shall have caused to be delivered) to the Administrative Agent a certificate of each Loan Party’s Authorized Representative certifying (A) that such Loan Party’s only assets consist of immaterial Cash and Cash Equivalents and (B) that such Loan Party has no Indebtedness or monetary obligations, and (ii) Borrower shall have caused Parent to have delivered to the Administrative Agent a certificate of Parent’s Authorized Representative certifying that, as of the Effective Date, the Advances and Transactions are collectively intended to constitute a bona fide loan and are not intended to be an offer or sale of Collateral Shares within the meaning of the Securities Act.

(c) (i) Each Collateral Account for the Lenders shall have been established by the Loan Parties in the name of Borrower and Pledgor subject to the security interest of the relevant Applicable Lender, (ii) the Blackstone Account and the BX Selling Collateral Account shall have been established for the benefit of the Sellers (as defined in the Settlement Agreement) and the BX Lenders, respectively, (iii) the Funding Account shall have been established for the benefit of the Lenders, (iv) the Buyer Equity Contribution Account shall have been established for the benefit of the Pledgor and (v) each Loan Party shall have executed and delivered all account opening documentation required by Custodian.

(d) Each of the representations and warranties contained herein (other than as set forth in Sections 3.04, 3.06(d), 3.11, 3.13, 3.15, 3.16, 3.21 and 3.23) shall be true and correct in all material respects (except with respect to representations and warranties already qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and the acknowledgement of the effectiveness of this Agreement by any Loan Party shall constitute a representation and warranty that the condition set forth in this clause (d) has been satisfied.

(e) [Reserved]

(f) [Reserved]

(g) Borrower shall have delivered (or shall have caused to be delivered) to the Administrative Agent an IRS Form W-9 with respect to the Pledgor and the Intermediate Subsidiary, indicating that the Pledgor is a disregarded entity whose regarded owner is the Intermediate Subsidiary for U.S. federal income tax purposes and that the Intermediate Subsidiary is a U.S. Person for U.S. federal income tax purposes.

Section 4.02 Conditions Precedent to the Advance Date. The obligation of Lenders to make Advances hereunder on the Advance Date is subject to satisfaction, or waiver by each Lender hereunder, of the following conditions precedent:

(a) Administrative Agent and each Lender shall have received each of the following documents, duly executed where applicable, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of Lenders:

(i) duly executed counterparts of (A) the Issuer Agreements, (B) the Settlement Agreement and (C) the Collateral Assignment Agreement;

(ii) a solvency certificate of Borrower and Pledgor from Authorized Representatives thereof, dated as of the Advance Date;

(iii) FRB Form U-1 completed to satisfaction of Lenders and duly executed by Borrower;

(iv) evidence of the termination and release of guarantees, Liens and security interests on the Collateral Shares on a delivery versus payment basis in a form and substance reasonably satisfactory to the Administrative Agent;

(v) a favorable opinion of the Loan Parties’ counsel, addressed to Administrative Agent and Lenders, in form and substance reasonably acceptable to the Administrative Agent and each of the Lenders, dated as of the Advance Date;

(vi) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction, and/or amendments thereto, as applicable, as may be necessary to perfect the security interests purported to be created by the Security Agreements; and

(vii) (A) a Borrowing Notice in accordance with the requirements hereof, (B) certificates in the form delivered pursuant to Section 4.01(b) and (C) a certificate of Parent’s Authorized Representative certifying that, as of the Advance Date, the Advances and Transactions are collectively intended to constitute a bona fide loan and are not intended to be an offer or sale of Collateral Shares within the meaning of the Securities Act.

(b) Pursuant to the Settlement Agreement, 82,500,000 Hilton Shares, 49,500,000 Park Shares (or in the event that the Purging Dividend Distribution Date occurs on or prior to the Advance Date, 49,500,000 Park Shares plus the full number of Purging Dividend Shares the Pledgor is entitled to receive pursuant to the Purging Dividend SPA Receivable, which number shall be set forth in the certificate from a Responsible Officer of Borrower described in Section 4.02(k)) (the “Full Number of Purging Dividend Shares”) and 24,750,000 HGV Shares, each constituting Acceptable Collateral, shall have been credited to the Collateral Accounts on a Pro Rata Basis concurrently with the payments set forth in the Settlement Agreement, free from all Transfer Restrictions (other than Existing Transfer Restrictions) by book-entry transfer through DTC, as depositary; and the Collateral Requirement shall have been satisfied in all material respects.

(c) All reasonable and documented out-of-pocket fees or expenses required to be paid under the Margin Loan Documentation on or before the Advance Date, including counsel fees, shall have been paid on or before such date, or, in the case of the counsel fees, and/or Upfront Fee, Borrower shall have elected to net such amount against the relevant Advances hereunder; provided that the payment of counsel fees shall not be a condition precedent pursuant to this Section 4.02.

(d) (i) Each of the representations and warranties contained in Sections 3.01, 3.02, 3.03(v), 3.06(b) and (d), 3.07, 3.11, 3.12, 3.13 and 3.14 shall be true and correct in all material respects (except with respect to representations and warranties already qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of the Advance Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all respects as of such date and (ii) Borrower shall have notified the Administrative Agent and Lenders in writing if any other representation and warranty set forth in Article 3 made or deemed made on the Advance Date shall have caused a Default under Section 7.01(d) after giving effect to such representation and warranty.

(e) Immediately after giving effect to the Advances, (i) the LTV Ratio on the date of such Advances (but calculated for such purpose based on the relevant Reference Prices as of the second Scheduled Trading Day immediately preceding the Advance Date) shall not exceed the Initial LTV Ratio, provided that if such LTV Ratio exceeds 50%, the LTPP Ratio on the date of such Advances shall not exceed 50% and (ii) all types and amounts of Collateral shall be held on a Pro Rata Basis.

(f) There has been no occurrence of a Change of Control with respect to a Loan Party or announcement of an event described in clause (iii) or (v) of the definition of Category 1 Issuer Event.

(g) [Reserved].

(h) Parent shall have irrevocably and unconditionally assigned to Pledgor all of Parent’s right, title and interest in and to, and remedies under and with respect to, Section 6.04(b) of the Stock Purchase Agreement, including, without limitation, its rights and remedies with respect to (i) any breach by the Seller Parties (as such term is defined therein) of any of their respective representations, warranties and covenants under 6.04(b) of the Stock Purchase Agreement and (ii) any indemnification from the Seller Parties arising under or pursuant to Section 6.04(b) of the Stock Purchase Agreement.

(i) [Reserved].

(j) On or prior to the Advance Date, no Event of Default pursuant to Sections 7.01(a), (c) and/or (f) exists or would result from the Advance or from the application of the proceeds thereof.

(k) Administrative Agent shall have received from Borrower a certificate from a Responsible Officer of Borrower dated as of the Advance Date, which shall contain representations that the conditions set forth in Subsections (b), (d), (e), (f), (h), (i) and (j) of this Section 4.02 have been satisfied.

The borrowing of an Advance on the Advance Date shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in Subsections (a) through (j) of this Section 4.02.

ARTICLE 5.

AFFIRMATIVE COVENANTS

On and after the Effective Date and so long as any Lender has a commitment to make an Advance or any Obligations remain outstanding:

Section 5.01 Financial Disclosures. Each Loan Party, as applicable, shall furnish to Administrative Agent, or cause to be furnished to Administrative Agent (i) within 30 days after the end of each calendar quarter, a certificate of each Loan Party’s Authorized Representative certifying (1) that such Person’s only assets consist of Cash and Cash Equivalents and, in the case of Borrower, its Equity Interests in Intermediate Subsidiary and, in the case of Intermediate Subsidiary, its Equity Interest in Pledgor, and (2) that such Person’s only Indebtedness and monetary obligations (other than the Obligations in the case of the Borrower) are listed on a schedule to such certificate and (ii) such additional information regarding the business or financial affairs of any Loan Party, or compliance with the terms of the Margin Loan Documentation, as Administrative Agent or Lenders may from time to time reasonably request.

Section 5.02 Notices Of Material Events. The Loan Parties shall furnish to Administrative Agent or cause to be furnished to Administrative Agent, as promptly as reasonably practicable after obtaining actual knowledge thereof, notice of:

(a) the occurrence of (i) any Default, (ii) any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect or (iii) the receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party, where such Loan Party is specifically named in such investigation or litigation;

(b) any transaction or event, or a series of related transactions or events, that constitutes, or that, if consummated, would constitute, a Change of Control;

(c) (i) the imposition of, or any event or transaction that, if consummated, would result in the imposition of, any Transfer Restriction (other than Existing Transfer Restrictions) on the Collateral, (ii) any Facility Adjustment Event or any Potential Facility Adjustment Event or (iii) any Lien (other than Permitted Liens) or “adverse claim” (within the meaning of Section 8502 of the UCC) made or asserted against any of the Collateral; or

(d) (i) the failure of the Loan Parties to maintain at least one Independent Director, or (ii) the removal of any such Independent Director without cause or without giving prior written notice to Administrative Agent; provided that, the Loan Parties shall furnish to Administrative Agent (i) at least five (5) Business Days’ prior written notice of any proposed change to such Loan Party’s Independent Director and (ii) as soon as reasonably practicable after receipt thereof, copies of any notices received from any Loan Party’s Independent Director and/or the employer of such Independent Director.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of an Authorized Representative of the applicable Loan Party setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct Of Business. Each Loan Party will at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, licenses and permits necessary to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04 Payment Of Obligations. Each Loan Party shall pay and discharge, as and when the same shall become due and payable, all of its obligations and other liabilities, including Taxes imposed upon it or upon its property; provided that no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) reserves, in accordance with GAAP, have been provided for and (iii) no Collateral would become subject to forfeiture or loss as result of such contest. Pledgor will retain its status as an entity treated as a disregarded entity for U.S. federal income tax purposes, whose regarded owner is Intermediate Subsidiary for U.S. federal income tax purposes. Intermediate Subsidiary will retain its status as a U.S. Person and a C-Corporation for U.S. federal income tax purposes.

Section 5.05 Compliance With Laws. Each Loan Party shall comply with the requirements of (i) all applicable Laws (including applicable Sanctions and Anti-Corruption Laws), all orders, writs, injunctions and decrees applicable to it or its property, its Organization Documents, and (ii) any Transfer Restriction applicable to the Collateral Shares. Each Loan Party will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by such Loan Party and its managers, officers, and employees and, in the case of Anti-Corruption Laws, its agents (acting in their capacity as such).

Section 5.06 Provision Of Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, each Loan Party shall not, shall cause the HNA Entities not to, and no Loan Party shall be obligated to, provide any Agent or any Lender with any Material Nonpublic Information with respect to any Issuer, its Subsidiaries or their securities in any document or notice required to be delivered pursuant to this Agreement, any other Margin Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Margin Loan Documentation (each a “Communication”) and in delivering, or permitting Parent or any HNA Entity to deliver, any Communication, each Loan Party shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, each Loan Party acknowledges and agrees that if any Lender or any of such Lender’s Affiliates receives from any Loan Party or any HNA Entity any Material Nonpublic Information at any time in connection with this Agreement or any other Margin Loan Documentation, such Lender or such Affiliate may (1) disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person and (2) use such Material Nonpublic Information in connection with, or upon, the exercise of any remedies hereunder or under any other Margin Loan Documentation or any action or proceeding relating to this Agreement or any other Margin Loan Documentation or the enforcement of rights hereunder or thereunder.

Section 5.07 Compliance With Exchange Act Requirements. Each Loan Party shall comply in all material respects with its reporting obligations under Sections 13 and 16 of the Exchange Act, in respect of the transactions contemplated hereunder; provided that, except in the case of any Form 3, Form 4 or Form 5 filings that do not disclose any terms of the Facility (other than its existence and the number of Collateral Shares pledged in respect thereof) or the name of any Agent or Lender, each Loan Party shall give prior notice to Administrative Agent, which shall give to each Lender prompt notice thereof, of any public filing regarding the Margin Loan Documentation by such Loan Party and its Affiliates and provide Administrative Agent with copies to be distributed to each Lender of any report at least one (1) Business Day prior to filing thereof, and (x) except in the case of filings by any Issuer, shall comply (or cause its Affiliate to comply, as the case may be), or (y) in the case of filings by any Issuer that disclose any economic terms of the Facility or attach any Margin Loan Documentation as an exhibit thereto, shall use reasonable efforts to cause Issuer to comply, with any reasonable request of Administrative Agent to seek confidential treatment of any information therein that Administrative Agent considers to be proprietary or sensitive business information.

Section 5.08 Further Assurances. Upon the request of any Applicable Lender through Administrative Agent, each Loan Party shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Applicable Lender may reasonably determine necessary in order to ensure that the Collateral Requirement is satisfied and to carry-out the provisions and purposes of the Margin Loan Documentation.

Section 5.09 Books And Records. Each Loan Party shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its respective business and activities.

Section 5.10 Special Purpose Entity; Maintenance Of Separateness. Each of Borrower and Pledgor shall:

(a) maintain its own separate books and records and bank accounts;

(b) at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity;

(c) file its own tax returns, if any, as required under applicable law;

(d) hold all of its assets in its own name and not commingle its assets with assets of any other Persons;

(e) strictly comply with all organizational formalities to maintain its separate existence;

(f) maintain separate records and accounts;

(g) pay its own liabilities out of its own funds;

(h) cause its members, Responsible Officers, agents and other representatives to act at all times consistently and in furtherance of the foregoing; and

(i) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate (the foregoing provisions in this Section 5.10, the “Separateness Provisions”).

Section 5.11 Payment of PIK; Prepayment of Interest. Not later than two (2) Business Days following any receipt by any Loan Party or any Affiliate thereof of Cash from any sale of Shares that constitute Collateral in accordance with Section 2.06(d)(ii), or any deposit of Cash into the Collateral Accounts for any reason (including, without limitation, any sale of Collateral Shares or any payment of dividends on the Collateral Shares), if any interest has accrued on the Advances (including with respect to the then-current Interest Period) and such interest remains unpaid, or the Net PIK Amount is greater than zero Dollars, Borrower shall cause such Cash to be contributed or paid, as applicable, to Borrower, if applicable, and paid to Administrative Agent, in accordance with Section 2.11, to the extent necessary to, first, pay such accrued and unpaid interest and, second, reduce the Net PIK Amount to zero Dollars (and pay any amount required under Section 2.07(f)):

Section 5.12 Independent Director. Each Loan Party shall ensure, at all times, that each of them has an Independent Director.

Section 5.13 Stock Purchase Agreement and Stockholders Agreement. Parent shall comply with the provisions of the Stock Purchase Agreement and the Stockholders Agreement that could have a Material Adverse Effect.

Section 5.14 ERISA Plan Assets. Each Loan Party agrees to promptly notify the Administrative Agent if it knows that its assets constitute or may reasonably be expected to constitute ERISA Plan assets as advised by counsel.

Section 5.15 Use of Proceeds. Borrower agrees that the net cash proceeds of the Advances hereunder shall be used (A) in the event that the Purging Dividend Distribution Date does not occur on or prior to the Advance Date (i) on the Advance Date, (x) by Pledgor to purchase the shares described in Section 4.02(b) in an amount equal to such net cash proceeds less the Purging Dividend Shares Purchase Price and (y) as Cash constituting Collateral in an amount equal to the Purging Dividend Shares Purchase Price at the Pledgor and (ii) on the Purging Dividend Distribution Date, with respect to such Cash constituting Collateral, by Pledgor to purchase the Purging Dividend Shares in accordance with, and subject to the conditions of, Section 2.06(g) and (B) in the event that the Purging Dividend Distribution Date occurs on or prior to the Advance Date, on the Advance Date by Pledgor to purchase the Shares in an amount equal to such net cash proceeds.

ARTICLE 6.

NEGATIVE COVENANTS

On and after the Effective Date and so long as any Lender has a commitment to make an Advance or any Obligations remain outstanding and, in the case of Sections 6.01, 6.02, 6.03, 6.07, and 6.17, up to but not including the date that is 91 days after the Scheduled Maturity Date:

Section 6.01 Indebtedness. Each Loan Party shall not create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Margin Loan Documentation or Obligations under routine administrative agreements expressly permitted under Section 6.10.

Section 6.02 Liens. Each Loan Party shall not create, incur, assume or suffer to exist any Lien upon the Collateral or on any other property or asset owned by it, except for Permitted Liens.

Section 6.03 Business Activities. Each Loan Party shall not engage in any business or activity other than (a) maintaining its corporate existence, holding the Collateral (in the case of Pledgor) and/or, in the case of Borrower and Intermediate Subsidiary, the equity interests of its subsidiaries, and ministerial activities incidental to the foregoing or otherwise expressly permitted hereunder, including permitted restricted payments, permitted asset sales and, in the case of Pledgor, other permitted transactions incidental to being a holder of the Shares, (b) performing its obligations under the Margin Loan Documentation and the Transactions and (c)(i) in the case of Intermediate Subsidiary, to the extent not required to be applied to the Loans or pledged as Collateral, make distributions to its other equityholders or (ii) in the case of Pledgor, instruct, in its sole determination (such determination to be made immediately on the Advance Date), the Custodian to transfer the credit balance in the Buyer Equity Contribution Account in accordance with the Settlement Agreement. Each Loan Party shall not engage in any merger, consolidation, amalgamation or similar transaction.

Section 6.04 Investments And Acquisitions. Each Loan Party shall not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (other than a Loan Party), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person (other than a Loan Party) constituting a business unit (whether through purchase of assets, merger or otherwise), other than, in the case of Pledgor only, (i) Collateral (including Collateral, Equity Interests, securities or other property received in connection with a Merger Event or Tender Offer) or (ii) the credit balance remaining in the Buyer Equity Contribution Account to be transferred at Pledgor’s sole determination (such determination to be made immediately on the Advance Date), in accordance with the Settlement Agreement.

Section 6.05 Distributions. Each Loan Party shall not make any dividend, distribution or other payment in respect of its Equity Interests (including in connection with any repurchase thereof), unless the property or assets delivered in respect of such dividend, distribution or payment (i) does not constitute Equity Interests in Pledgor or Intermediate Subsidiary, Collateral or proceeds of Collateral or (ii) does constitute Collateral (or proceeds of Collateral) permitted to be released pursuant to Section 2.06; provided that, no such distribution or payment with respect to Collateral or proceeds of Collateral shall be permitted if a Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.06 Investment Company. Each Loan Party shall not be required to register as an “investment company” under the United States Investment Company Act of 1940, as amended.

Section 6.07 No Amendment Of Organization Documents. Each Loan Party, as applicable, shall not consent to or permit any amendment, supplement, modification or waiver of any of the terms or provisions of its Organization Documents (including the terms of the preferred equity of Intermediate Subsidiary held by the Borrower on the Effective Date) (i) (a) relating to the power to enter into, and perform its obligations under, the Margin Loan Documentation, (b) corresponding to the Separateness Provisions (in the case of Borrower or Pledgor) or the provisions set forth in this Article 6, or (c) relating to the Independent Director or the Independent Director Matters, without the written consent of Administrative Agent, or (ii) if such amendment, supplement, modification or waiver (a) would materially impair or diminish, or circumvent, any term or provision described in clause (i) above or (b) in the case of Borrower and Pledgor, could reasonably be expected to result in a Material Adverse Effect, in each case as reasonably determined by Administrative Agent, without the written consent of Required Lenders.

Section 6.08 Transactions With Affiliates. Each Loan Party, as applicable, shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that (a) are incidental to holding the Collateral (in the case of Pledgor) and performing its obligations under the Margin Loan Documentation and the Transactions and (b) are on terms and conditions substantially as favorable to each of the Loan Parties, as applicable, as could be obtained on an arm’s-length basis from unrelated third-parties; provided that this Section 6.08 shall not prohibit (w) contributions of Collateral and other assets from any Loan Party to Borrower, Pledgor or Intermediate Subsidiary, (x) transfers of Cash, Cash Equivalents and Other Acceptable Collateral directly or indirectly from Pledgor to Borrower, (y) distributions, which are permitted under Section 6.05 or (z) transfers of the credit balance in the Buyer Equity Contribution Account by Pledgor, in its sole determination (such determination to be made immediately on the Advance Date), in accordance with the Settlement Agreement.

Section 6.09 Formation Of Subsidiaries. Each Loan Party shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.10 Agreements. Each of Borrower and Pledgor shall not enter into any agreement other than (v) its Organization Documents, (w) the Margin Loan Documentation to which it is a party, (x) routine administrative agreements entered into in the ordinary course of its business, provided that Borrower and Pledgor shall not have any monetary obligations under such administrative agreements exceeding, in the aggregate, $1,000,000 per annum (excluding any fees or expenses paid on or around the Advance Date), (y) any agreement or agreements relating to any Permitted Sale Transactions; provided that, in the case of clause (y), Pledgor shall not have any obligations thereunder, other than the obligation to deliver Shares substantially contemporaneously with the deposit of the related Required Sale Proceeds Amount (if any) into the relevant Collateral Accounts (or pursuant to escrow arrangements reasonably acceptable to the Lenders) and (z) any agreement or agreements in connection with transactions expressly permitted hereunder, including any agreements in connection with a Permitted Shareholder Arrangement; provided that any monetary obligations incurred thereunder shall constitute obligations of Parent or any other Person and not obligations of Borrower and/or Pledgor.

Section 6.11 No Impairment of Collateral Shares. Each Loan Party shall not take any action that would impair any Applicable Lender’s security interest in the Collateral Shares or its ability to exercise remedies against such Collateral Shares (including without limitation by imposing any Transfer Restrictions on the Collateral Shares, or entering into any shareholders’ agreement other than the Stockholders Agreement).

Section 6.12 Compliance with Margin Regulations. Each Loan Party shall not, and the Loan Parties shall not and not permit their Affiliates to, violate any applicable Margin Regulation.

Section 6.13 Sanctions. Borrower will not request any Advance, and no Loan Party shall directly or indirectly use the proceeds of any Advance (a) in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in violation of any applicable Sanctions.

Section 6.14 Section 6.14 [Reserved].

Section 6.15 Employee Matters. Each Loan Party and each of its ERISA Affiliates shall not establish, maintain, contribute to or incur any obligation to contribute to any Employee Benefit Plan.

Section 6.16 Restricted Transaction. The Loan Parties and their Affiliates shall not enter into, or agree to enter into, any Restricted Transaction. Notwithstanding the foregoing, a Loan Party or its Affiliates (other than Borrower or Pledgor) may enter into a loan transaction described in clauses (i) and (ii) of the definition of “Restricted Transaction” that will be secured by Hilton Shares, HGV Shares and Park Shares (in each case, other than any Collateral Shares) (such Shares, the “Permitted Transaction Collateral Shares”) provided that each of the following conditions is satisfied with respect thereto: (i)(a) such Loan Party or Affiliate of a Loan Party purchases the Permitted Transaction Collateral Shares in a transaction that does not decrease the Free Float with respect to any of the Shares or (b) such Loan Party or its Affiliate purchases an amount of Permitted Transaction Collateral Shares in an amount required to maintain its ownership percentage in a relevant Issuer as of the Effective Date in a rights offering or similar dilutive share offering by that Issuer, (ii) Borrower gives commercially reasonable advance notice taking into account the size and complexity of the proposed loan transaction (which shall, in any event, be no less than 15 Business Days’ advance notice) of such financing to each Lender describing such proposed transaction in reasonable detail, including any events of default, cancellation events, early termination events or other early unwind provisions or provisions giving rise to a right of foreclosure (in each case, however defined) or any collateral trigger or other similar provisions, (iii) the amount of financing to be advanced in such financing does not exceed 50% of the market value of the Permitted Transaction Collateral Shares as of the time such advance is funded, (iv) the sum of (a) the commitment amount under such proposed financing, (b) the aggregate principal amount outstanding and aggregate amount of undrawn commitments under any other financings secured by the Permitted Transaction Collateral Shares at such time, and (c) the Commitment Amount of $3 billion does not, in the aggregate, exceed $6 billion, (v) each Lender has a right to elect to materially participate in such financing on the same terms as the proposed lender(s) for such financing and (vi) to the extent that the terms of such financing relating to LTV triggers, mandatory prepayment events and/or events of default put lenders in such financing in an advantageous position vis-à-vis Lenders hereunder, as determined by Calculation Agent, the entry into such financing may constitute a Facility Adjustment Event hereunder and Calculation Agent may effect adjustments in accordance with Section 10.01 (such financing, a “Permitted Loan Transaction”).

Section 6.17 [Reserved].

Section 6.18 Asset Sales. Each Loan Party, as applicable, shall not convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, other than (i) Permitted Sale Transactions or Permitted Tender Offer Transactions and (ii) transfers of the credit balance in the Buyer Equity Contribution Account by Pledgor, in its sole determination (such determination to be made immediately on the Advance Date), in accordance with the Settlement Agreement.

Section 6.19 Federal Reserve Regulations. Each of Borrower, Intermediate Subsidiary or Pledgor shall, and shall cause Parent to, comply with all relevant requirements set forth in any Margin Regulation.

ARTICLE 7.

EVENTS OF DEFAULT

Section 7.01 Events Of Default. If any of the following events (“Events of Default”) shall occur:

(a) any principal of any Advance (including, for the avoidance of doubt, any amounts due in respect of a Mandatory Prepayment Event and/or any other required payment of the Total Loan Principal Amount, Total Accrued Loan Amount and/or any other amount calculated as a function of the principal amount of any Advance) is not paid when and as the same shall become due and payable, including pursuant to Section 2.06(b), whether at the due date thereof or a date fixed for prepayment thereof, upon acceleration or otherwise;

(b) (i) a Collateral Shortfall occurs and Borrower or Pledgor does not cure such Collateral Shortfall prior to the applicable Cure Time, as set forth in Section 2.06(c)(i), (ii) a Mandatory Prepayment Event occurs in respect of which Borrower or Pledgor has validly elected to deliver Basket Deleveraging Collateral and Borrower or Pledgor does not satisfy its delivery obligations in respect of such Mandatory Prepayment Event prior to the applicable Cure Time, as set forth in Section 2.06(b) and/or (iii) a letter of credit ceases to be an Eligible Chinese Letter of Credit for any reason, including pursuant to clause (x) of the second proviso to the definition of “Eligible Chinese Letter of Credit,” and Borrower or Pledgor does not post Acceptable Collateral and/or provide Eligible Letters of Credit in such amounts and at such times as set forth in Section 2.06(c)(iii);

(c) any interest on any Advance or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Margin Loan Documentation is not paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; provided that such three (3) Business Day cure period shall be extended by an additional two (2) Business Days if (i) such non-payment was solely as a result of operational issues (including delays or errors) outside of the control of the Borrower, (ii) the Borrower had access to funds sufficient to enable it to make the relevant payment when due (after effect is given to the three (3) Business Days cure period), (iii) the Borrower has provided to Administrative Agent written evidence satisfactory to Administrative Agent of the existence of such operational issue (including delays or errors) and of its access to sufficient funds and (iv) Borrower has undertaken to pay such unpaid amount in full within such additional two (2) Business Days;

(d) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein or in the other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been incorrect in any material respect (or any such representation, warranty, certificate or statement of fact that is qualified as to materiality, shall prove to have been incorrect in any respect) when made or deemed made and, in the case of any representation, warranty, certification or statement provided or deemed provided on the Advance Date, to the extent such representation, warranty, certification or statement is capable of being cured and the inaccuracy of which has not and is not reasonably likely to result in a Material Adverse Effect, such Default continues unremedied for a period of ten (10) Business Days after the earlier or (x) the date on which any Loan Party receives notice of such failure from the Administrative Agent (or, if the Administrative Agent fails to deliver such notice by 6:00 p.m. on the date of the relevant breach, any Lender) and (y) the date on which any Loan Party otherwise becomes aware of such failure;

(e) (i) Parent shall default in the performance of or compliance with any term contained in the Parent Agreement, or (ii) any Loan Party shall fail to perform or observe (a) any covenant, condition or agreement in Section 5.02(a)(i), Section 5.03, Section 5.10, Section 5.12 or Article 6 of this Agreement or Section 6 of the Pledge and Security Agreement or Section 6 of the Funding Account Security Agreement or (b) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this sub-clause (ii)(b), such failure shall continue unremedied for a period of ten (10) Business Days after the earlier of (x) the date on which any Loan Party receives notice of such failure from Administrative Agent (or, if Administrative Agent fails to deliver such notice by 6:00 p.m. on the date of the relevant breach, any Lender) and (y) the date on which any Loan Party otherwise becomes aware of such failure;

(f) (i) Parent or any Loan Party admits in writing its inability or fails generally to pay its debts as they become due; (ii) Parent or any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Parent or any Loan Party and the appointment continues undischarged or unstayed for 30 calendar days; (iv) any proceeding under any Debtor Relief Law relating to Parent or any Loan Party or to all or any material part of its property is instituted without the consent of any Loan Party and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or (v) Parent or any Loan Party shall take any action to authorize any of the actions set forth above in this Section 7.01(f); provided that, with respect to Parent only, no Event of Default shall have occurred pursuant to this clause (f) if, within ten (10) Business Days of the occurrence of such event,(x) all accrued and unpaid interest, including any Net PIK Amount, is paid in cash in full and (y) an amount equal to the interest payable for the next full Interest Period is deposited in cash into the Collateral Accounts (such amount, the “Interest Reserve Amount”);

(g) any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party (or with respect to the Parent Agreement, Parent) shall challenge in writing the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(h) any of the Security Agreements shall for any reason (other than the failure of the Applicable Lender to take any action within its control) fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as permitted by the terms of the Margin Loan Documentation, or any of the Security Agreements shall fail to remain in full force or effect;

(i) (i)(a) one or more final judgments for the payment of money in an aggregate amount (A) in excess of $1,000,000 shall be rendered against Borrower or Pledgor and shall remain undischarged for a period of ten (10) consecutive days, and (B) (x) less than or equal to $1,000,000 shall be rendered against Borrower or Pledgor or (y) in excess of $1,000,000 shall be rendered against Intermediate Subsidiary and, in each case, shall remain undischarged for a period of thirty (30), consecutive days during which execution shall not be effectively stayed, (b) the same is not subject to further appeal or (c) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of such Loan Party to enforce any such judgment or (ii)(A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against any Loan Party and (B) (a) any Loan Party shall fail within ten (10) days, during which execution shall not be effectively stayed, to discharge such judgments or orders, (b) such judgments or orders are not subject to further appeal or (c) any legal action shall be taken to enforce such judgments or orders;

(j) the assets of any Loan Party constitute assets of an ERISA Plan and such condition results in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code subjecting the Lenders to any tax or penalty on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA;

(k) Parent breaches, terminates, repudiates or purports to terminate any Issuer Agreement and such breach, termination or repudiation has a Material Adverse Effect;

(l) any investigation, inquiry or review by any Governmental Authority with respect to any Loan Party which is reasonably likely to be adversely determined and, if adversely determined, at any time could reasonably be expected to have a Material Adverse Effect;

(m) any Issuer breaches, terminates, repudiates or purports to terminate any Issuer Agreement and such breach, termination or repudiation has a Material Adverse Effect; provided that, in the case of such a breach pursuant to Sections 1(a), 1(b) and/or 1(d) of the relevant Issuer Agreement, such breach shall continue unremedied for a period of ten (10) Business Days and in the case of such a breach pursuant to Section 1(c) of the relevant Issuer Agreement, such breach shall continue unremedied for a period of two (2) Business Days, after the earlier of (x) the date on which such Issuer receives notice of such failure from any Lender or Agent and (y) the date on which such Issuer otherwise becomes aware, or reasonably could have become aware, of such breach; provided, however, that if an Event of Default (other than in connection with this clause (m)) has occurred and is continuing, any such breach, termination or repudiation of any Issuer Agreement shall constitute an immediate Event of Default; or

(n) a default shall occur in the performance or observance of any agreement under a Permitted Loan Transaction or contained in any instrument or agreement evidencing or securing any Indebtedness in connection thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition has caused the holder or holders of (or a trustee or agent on behalf of such holder or holders) any such Indebtedness under a Permitted Loan Transaction to declare such Indebtedness due and payable prior to the stated maturity thereof;

then the Administrative Agent may (or at the request of (x) Required Lenders, or (y) in the case of an Event of Default of the type set forth in Section 7.01(a), Section 7.01(b), Section 7.01(c) or Section 7.01(h) or an Event of Default relating to a provision of the Margin Loan Documentation that would require the consent of each Lender to amend or waive under Section 10.01, any Lender, shall) notify Borrower thereof (such notice, an “Event of Default Notice”) with a copy to all other Lenders and, following the delivery of such Event of Default Notice, any Lender may (i) declare such Lender’s Advances, together with all accrued and unpaid interest thereon and any fees or other amounts due under the Margin Loan Documentation to such Lender, to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare such Lender’s Commitment to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7.01(f), (x) the Total Accrued Loan Amount of all Lenders shall automatically become and be due and payable together with any amount payable in connection therewith pursuant to Section 2.04(c), without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) all Commitments shall automatically be terminated. Upon the occurrence and the continuance of an Event of Default of the type set forth in Section 7.01(f) or an Event of Default in respect of which Borrower has received an Event of Default Notice, any Lender may exercise any rights and remedies provided to such Lender under the Margin Loan Documentation (including the enforcement of any and all Liens created to such Lender pursuant to the Security Agreements, Control Agreements and Funding Account Control Agreement) or at law or equity, including all remedies provided under the UCC.

Section 7.02 Lenders’ Rights With Respect to Collateral.

(a) For the avoidance of doubt, following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(f), each Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Control Agreement or the Funding Account Control Agreement (including by virtue of an agency relationship with any Applicable Lender). No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable.

(b) In connection with any assignment by a Lender, Borrower or Pledgor, as applicable, agrees to, as promptly as practicable, (i) establish a separate Collateral Account with the Custodian, (ii) enter into a Control Agreement (in a form substantially identical to the other relevant Control Agreements) in favor of the assignee with respect to such Collateral Account, (iii) enter into a joinder to the Pledge and Security Agreement, (iv) if reasonably requested by the Custodian, enter into a customer account agreement or other similar agreement with the Custodian and (v) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent. In connection with any assignment by a Lender of all of its Advances hereunder, Borrower agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee.

(c) Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrower, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(f)) following the delivery of an Event of Default Notice, such Lender shall have the right individually to require the Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Lender’s control and to apply the proceeds thereof as provided in Section 7.03 below and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(d) Upon any Applicable Lender’s sale or other disposition of such Applicable Lender’s Collateral pursuant to Section 7.02(a), the security interest of each other Lender therein shall automatically terminate; provided that each such other Lender’s security interest shall attach to the proceeds of such sale or other disposition remaining after payment of all amounts specified in Section 7.03(b) clauses First through Fourth. Each Lender will execute, deliver and file such documents (including UCC-3 financing statements), if any, reasonably requested by an Applicable Lender to evidence such Lender’s release of its security interest in the Collateral of the foreclosing Applicable Lender that has been sold or otherwise disposed of.

(e) Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any Applicable Lender under any Security Agreement, Control Agreement or Funding Account Control Agreement or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable Law or the Security Agreements, Control Agreements or Funding Account Control Agreement or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing any of the Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any bankruptcy proceeding has been commenced by or against any Loan Party, each Lender, hereby agrees that any Lien on the Collateral securing any Obligations now or hereafter held by or on behalf of any Lender, shall be pari passu and secured equally and ratably.

(g) Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to any Loan Party.

Section 7.03 Application of Funds.

(a) Except as provided for in clause (b) below, after any Advances have become immediately due and payable (or if proceeds have been received by the Administrative Agent pursuant to clause (b) below), any amounts received by the Administrative Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Sections 2.07 and 2.08) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders arising under the Margin Loan Documentation and amounts payable under Sections 2.07 and 2.08, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and other Obligations arising under the Margin Loan Documentation, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;

provided that, if any Lender referred to in clauses Second, Third or Fourth above is (whether at the time of such payment or at the time of the acceleration of the relevant Applicable Lender’s Advances), or has been at any time in the three months immediately preceding any such time, an “affiliate” (as defined in Rule 144 under the Securities Act) of any Issuer, then such Lender (i) shall notify the Administrative Agent thereof and (ii) notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, will not be entitled to any payment of the proceeds from the sale by an Applicable Lender of Collateral Shares issued by such Issuer (other than, for the avoidance of doubt, proceeds from a sale by such Lender pursuant to Section 7.03(b) below). Each Lender acknowledges to and agrees with each other Lender and Agent that it will comply with its obligations under clause (i) of the immediately preceding proviso.

(b) Notwithstanding clause (a) of this Section 7.03, all proceeds received by any Applicable Lender in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral subject to the control of such Applicable Lender (other than control by virtue of another Lender acting as its agent for perfection) pursuant to the terms of the Margin Loan Documentation, shall be applied by such Applicable Lender against the Obligations in the following order of priority:

First, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and/or such Applicable Lender, and its affiliates, and their respective agents and counsel, and all other expenses, liabilities and advances made or incurred by the Administrative Agent and/or such Applicable Lender, and its affiliates, in connection therewith, and all amounts for which the Administrative Agent and/or such Applicable Lender is entitled to indemnification hereunder (in its capacity as an Agent and not as a Lender) and to the payment of all costs and expenses paid or incurred by the Administrative Agent and/or such Applicable Lender in connection with the exercise of any right or remedy under any Margin Loan Documentation;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to such Applicable Lender (and/or any Agented Lender with respect to such Applicable Lender, as applicable) and the Administrative Agent arising under the Margin Loan Documentation and amounts payable under Sections 2.07 and 2.08, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances of such Applicable Lender (and/or any Agented Lender with respect to such Applicable Lender, as applicable) and other Obligations owed to such Applicable Lender (and/or any Agented Lender with respect to such Applicable Lender, as applicable) arising under the Margin Loan Documentation;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances of such Applicable Lender (and/or any Agented Lender with respect to such Applicable Lender, as applicable); and

Fifth, to the Administrative Agent to be applied in accordance with Section 7.03(a) above.

Section 7.04 Letters of Credit. Upon notice to Administrative Agent, any Applicable Lender that is an Accelerating Lender may draw on a letter of credit posted for its benefit upon demand to the applicable issuing bank (the “Requested Draw”) and upon receipt of any such Requested Draw, apply any such amounts to such Applicable Lender’s Advances (and the Advances of all Agented Lenders with respect to such Applicable Lender). If upon receipt of the Requested Draw, the amount so received is in excess of such Applicable Lender’s (and its Agented Lender’s) Advances (or other Obligations then due and owing such Lenders), pay any such excess amounts to the Administrative Agent to be applied as provided in Section 7.03(a) (except that, solely for purposes of applying such excess, the references to “Lenders” in clauses Second, Third and Fourth of such Section 7.03(a) will be deemed to refer to all Lenders other than such Applicable Lender and any Agented Lender with respect to such Applicable Lender, for so long as the Obligations of such Lenders (other than such Applicable Lender and any Agented Lender with respect to such Applicable Lender) have not been indefeasibly paid in full). In the event that any Applicable Lender is not a named beneficiary to any Eligible Letter of Credit because it has become a Lender subsequent to the issue date of such Eligible Letter of Credit or if the amount of any Eligible Letter of Credit needs to be adjusted in amount as a result of an assignment among Lenders that alters the Pro Rata Basis among Lenders, the Loan Parties and the assigning Lender shall use commercially reasonable efforts to replace or revise such Eligible Letter of Credit to allow such Applicable Lender to be a named beneficiary thereunder (or to revise the amounts of such Eligible Letters of Credit) as soon as practicable after such assignment and until such placements are made, the assigning Lender shall act as Applicable Lender for such Agented Lender with respect to any non-replaced or revised letter of credit.

ARTICLE 8.

RESERVED

ARTICLE 9.

AGENTS

Section 9.01 Authorization and Authority. Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A., London Branch, to act on its behalf as Administrative Agent, as Calculation Agent, and as Collateral Agent under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent will not deliver instructions to the Custodian to transfer via wire Cash held in the Collateral Account (as defined in the Funding Account Security Agreement) for the purposes of making a loan pursuant to this Agreement unless each Original Lender, by e-mail or otherwise, authorizes the Collateral Agent to instruct Custodian to transfer the amounts expressly set forth in the HNA Funding Account Instruction Letter (as defined in the Settlement Agreement) pursuant to the terms of the Settlement Agreement. The provisions of this Article 9 are solely for the benefit of the Agents and the Lenders, and the Loan Parties shall not have rights as third-party beneficiaries or otherwise of any of such provisions.

Section 9.02 Agent Individually.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or other Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of the Loan Parties or their Affiliates. Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Loan Parties or their Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties and their Affiliates. Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning the Loan Parties and their Affiliates (including information concerning the ability of the Loan Parties to perform their obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of the Lenders that are not members of an Agent’s Group. No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Loan Parties or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 9.03 Duties of the Agents; Exculpatory Provisions.

(a) An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein. Without limiting the generality of the foregoing, an Agent (i) shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that it determines in good faith is contrary to this Agreement or applicable Law and (ii) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, including for the avoidance of doubt, Administrative Agent sending an Event of Default Notice at the direction of any Lender, if such Agent believes in good faith that the related Event of Default is of a type that would entitle such Lender to issue such direction) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given notice to such Agent describing such Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c) No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

(d) Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

Section 9.04 Authority. For so long as such Applicable Lender controls a Collateral Account, each of the Lenders hereby irrevocably appoints each Applicable Lender as its agent to act on its behalf for purposes of Section 7.03 and the Pledge and Security Agreement and authorizes each Applicable Lender to take such actions on its behalf and to exercise such powers as are contemplated by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, each Applicable Lender shall act solely as an agent of the other Lenders and does not assume and shall not be deemed to have assumed any obligation towards or fiduciary relationship or trust with or for Borrower or any other Loan Party. The provisions of this Section 9.04 are solely for the benefit of the Lenders and Borrower shall not have rights as a third party beneficiary of any such provision.

Section 9.05 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.06 Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub agents appointed by such Agent, and such Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of an Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article 9 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto.

Section 9.07 Resignation of Agent. An Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York; provided that no consultation with Borrower shall be required if (a) an Event of Default shall have occurred and be continuing (and not have been cured or waived) or (b) such successor shall be one of the Original Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. The successor shall be consented to by Borrower at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this Article 9 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent. Notwithstanding anything herein to the contrary, if at any time any Agent ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 9.08 Non-Reliance on Agents and Other Lenders.

(a) Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Facility and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Loan Parties;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of the Advances and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(iv) the adequacy, accuracy and/or completeness of any other information delivered by the Agents, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 9.09 Other Acceptable Collateral. Administrative Agent shall not consent to any property or securities being included as Other Acceptable Collateral, or determine the Other Acceptable Collateral Haircut, without the written consent of each other Lender party hereto.

Section 9.10 Removal of Administrative Agent. At any time, if (a) following the occurrence of an Event of Default, the Administrative Agent shall fail to send an Event of Default Notice when required at the request of the Required Lenders, or, in the case of an Event of Default of the type that gives any Lender the right to send an Event of Default Notice under Section 7.01, any Lender, by 7:00 p.m. on the date such request is sent to the Administrative Agent (or by 9:00 a.m. on the date following such request, if such request is made after 5:00 p.m.) or (b) following the occurrence of a Collateral Shortfall on any Scheduled Trading Day, the Administrative Agent shall fail to send a Collateral Call Notice by 7:00 p.m., in each case, the Required Lenders shall have the right to remove the Administrative Agent and appoint a successor, which shall be one of the Original Lenders (or, if not one of the Original Lenders, any other Person to which Borrower and each Original Lender may consent (such consent not to be unreasonably withheld)). Any such removal and appointment shall be effective upon notice by such proposed successor Administrative Agent, on behalf of the Required Lenders, to the removed Administrative Agent and Borrower, whereupon (i) the current Administrative Agent shall be discharged from its duties and obligations as an Agent hereunder and under the Margin Loan Documentation, but shall not be relieved of any of its obligations as a Lender and (ii) the successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Administrative Agent and removal and appointment of an administrative agent hereunder shall constitute the removal and appointment of such applicable Person as collateral agent hereunder; provided that, Borrower’s consent (not to be unreasonably withheld) shall be required with respect to any such successor other than one of the Original Lenders.

ARTICLE 10.

MISCELLANEOUS

Section 10.01 Amendments; Adjustments. Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrower, and acknowledged by Administrative Agent; provided that no such amendment, waiver, modification, supplement or consent shall directly, without the consent of each Lender directly and adversely affected thereby:

(a) waive any condition set forth in Article 4;

(b) extend or increase the Commitment of any such Lender or reinstate the terminated Commitment of any such Lender;

(c) postpone any date on which any payment of principal, interest, fees or other amounts due to any such Lender or any Agent is required to be made hereunder or under any other Margin Loan Documentation or the due date for other amounts due such Lender; provided that any individual Lender may extend the Scheduled Maturity Date of such Lender’s Advances as set forth below;

(d) change the principal amount of, or the rate at which interest accrues on, the Advances, or any fees payable hereunder, including, without limitation, any amendment to the following defined terms: “Net PIK Amount,” “Total Accrued Loan Amount”, “Total Loan Principal Amount”, “Net Obligations”, “PIK Interest”, “PIK Interest Conditions”, and “PIK Interest Election Notice”;

(e) change the definition of “40-Day ADTV”, “Acceptable Chinese Letter of Credit Issuer”, “Acceptable Collateral”, “Acceptable Letter of Credit Issuer”, “ADTV Reference Level”, “Advance Date Ratio”, “Applicable Ratio”, “Basket Calculated Deleveraging Amount”, “Basket Deleveraging Collateral”, “Category 1 Issuer Event”, “Category 2 Issuer Event”, “Change of Control”, “Closing Sale Price”, “Collateral Call Notice Deadline”, “Collateral Value Adjustment Factor”, “Cure Time”, “Deleveraging Option Mandatory Prepayment Event”, “Designated Exchange”, “Eligible Chinese Letter of Credit”, “Eligible Non-Chinese Letter of Credit”, “Existing Transfer Restrictions”, “Extraordinary Distribution”, “Facility Adjustment Event”, “Free Float”, “Independent Director”, “Initial Reference Price”, “Issuer Insolvency Event”, “Issuer Nationalization”, “Issuer Trading Suspension”, “Intermediate Subsidiary”, “Loan Parties”, “Long Position”, “LTPP Ratio”, “LTV Ratio”, “Mandatory Prepayment Amount”, “Mandatory Prepayment Event”, “Market Disruption Event”, “Merger Event”, “Non-Consenting Lender”, “Ordinary Cash Dividend”, “Other Acceptable Collateral”, “Other Acceptable Collateral Haircut”, “Permitted Assignee”, “Permitted Borrower CoC Announcement”, “Permitted Liens”, “Permitted Sale Transaction”, “Permitted Tender Offer Transaction”, “Potential Facility Adjustment Event”, “Purging Dividend SPA Receivable”, “Reference Price”, “Required Sale Proceed Amount”, “Share Collateral Value”, “Share Segregation Condition”, “Single Share Collateral Value”, “Split-off”, “Spin-off”, “Spin-off Dividend”, “Spin-off Event”, “Stock Value Trigger Event”, “Stock Value Trigger Threshold”, “Tender Offer”, “Trading Disruption”, or “Transfer Restrictions”, or change clause (ii) of the definition of “Adjustment Determination Period” (or, in each case, any defined term used in such definition for purposes of the use of such term in such definition), or increase the LTV Maintenance Level, the LTV Margin Call Level or the LTV Margin Release Level;

(f) permit the assignment or transfer by Parent or any Loan Party of any of its rights and obligations under any Margin Loan Documentation or permit assignments, participations or other transfers of the obligations of the Loan Parties hereunder to any Loan Party or any of its Affiliates;

(g) permit the release of any Collateral or any Loan Party from their obligations under the Margin Loan Documentation to which it is a party, or Parent from its obligations under the Parent Agreement, in any transaction or series of transactions (including in connection with a Permitted Loan Transaction) other than in accordance with the Margin Loan Documentation;

(h) modify the definition of “Applicable Percentage” or “Pro Rata Basis” or otherwise affect the manner in which payments are shared, or Collateral, Eligible Non-Chinese Letters of Credit or Eligible Chinese Letters of Credit are allocated, ratably among the Lenders;

(i) relieve or reduce any obligations, requirements, limitations or responsibilities of any Loan Party, as applicable, set forth in Sections 2.06, 5.20, 5.12, 6.07, 6.12, 6.16 and 6.17 including any amendment to the definition of “Restricted Transaction”;

(j) modify this Section 10.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders; or

(k) materially impair or diminish, or circumvent, any term or provision specified above (including, without limitation, by modifying any defined term used therein or any provision referenced therein);

provided further that (i) the provisions set forth in Article 9 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby and (ii) Section 2.07 or Section 2.08 shall not be amended or waived in a way that adversely affects any Lender without such Lender’s consent.

Notwithstanding the foregoing, (A) Borrower may request an extension of (i) the Scheduled Maturity Date with respect to Advances and such extension may be agreed to by a Lender with respect to its Advances without any requirement for an additional vote or consent by the Required Lenders provided that Borrower has made such extension request to all Lenders at least two (2) months (but not more than three (3) months) prior to the Scheduled Maturity Date as in effect on the Advance Date and (ii) other amounts owing to any Lender and such extension may be agreed to by a Lender with respect to such amounts owing to it without any requirement for a vote of or consent of other Lenders and (B) each Lender agrees with each other Lender and with Borrower that no amendment, termination or supplement shall be made to the Security Agreements, any Issuer Agreement, any Control Agreement or the Funding Account Control Agreement, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.13), unless a substantially identical amendment, termination or supplement is made to each other Issuer Agreement or each other Control Agreement, or substantially identical Margin Loan Documentation is entered into with each other Lender, as the case may be.

Notwithstanding anything to the contrary herein, upon the announcement of any Category 1 Issuer Event, Calculation Agent shall, acting in good faith and in a commercially reasonable manner, determine whether such Category 1 Issuer Event shall constitute a Mandatory Prepayment Event upon the occurrence of such Category 1 Issuer Event. Within two (2) Business Days following the announcement of such Category 1 Issuer Event, if it determines that such Category 1 Issuer Event shall constitute a Mandatory Prepayment Event upon the occurrence of such Category 1 Issuer Event, Calculation Agent shall notify each Lender and the Borrower of its determination. If, within three (3) Business Days of receiving such notice, Required Lenders notify Calculation Agent and Borrower that they disagree with such determination and propose to treat such Category 1 Issuer Event as a Facility Adjustment Event, and include in such notice a set of adjustments that Required Lenders propose to make in respect of such Facility Adjustment Event that comply with the provisions set forth in Section 10.18 (which shall apply for this purpose as if the Lenders sending such notice were the Calculation Agent), and a proposed effective time therefor, then Borrower will have the right to accept the Required Lenders’ proposal by written notice delivered to Calculation Agent and Lenders within three (3) Business Days of its receipt of the Required Lenders’ proposal. Calculation Agent shall notify Borrower that such alternative adjustments apply as of such effective time. If Borrower does not accept the Required Lenders’ proposal within the aforementioned time period, such Category 1 Issuer Event shall constitute a Mandatory Prepayment Event upon the occurrence of such Category 1 Issuer Event. If Borrower does accept the Required Lenders’ proposal within the aforementioned time period, such proposal shall constitute an adjustment and such adjustment pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Administrative Agent to reflect such adjustments.

Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event (subject to the limitations set forth below and in the definition thereof with respect to an Issuer Change of Control), Calculation Agent may, acting in good faith and in a commercially reasonable manner, (a) adjust one or more of the terms or provisions of the Facility as the Calculation Agent determines necessary to account for the economic effect of the Facility Adjustment Event or Potential Facility Adjustment Event on the Facility (unless the Calculation Agent determines that no such adjustment is necessary), and (b) determine the effective time of the adjustment (and may take into account, among other factors, volatility, correlation, liquidity and free float of the Shares or any other Collateral and Transfer Restrictions, in each case, relative to the Shares or, if applicable, any other Collateral prior to giving effect to the relevant event).

Within two (2) Business Days following the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event (which, for the purposes of this paragraph, shall be deemed to include an announcement of a Category 1 Issuer Event unless Calculation Agent determines that such Category 1 Issuer Event shall constitute a Mandatory Prepayment Event upon the occurrence of such Category 1 Issuer Event), Calculation Agent shall notify each Lender (the “Lender Adjustment Notification”) of the adjustments to the terms or provisions of the Facility that it proposes to make in respect thereof, and the proposed effective time therefor. If, within three (3) Business Days of receiving such notice, Required Lenders notify Calculation Agent that they disagree with such proposed adjustments or effective time, and include in such notice an alternative set of adjustments that Required Lenders propose to make in respect of such Facility Adjustment Event or Potential Facility Adjustment Event that comply with the provisions set forth in Section 10.18 (which shall apply for this purpose as if the Lenders sending such notice were the Calculation Agent), and a proposed effective time therefor, then Calculation Agent shall notify Borrower that such alternative adjustments apply as of such effective time. Calculation Agent shall not make any adjustment in respect of a Facility Adjustment Event or Potential Facility Adjustment Event prior to the earlier of (i) the fifth Business Day following the occurrence thereof and (ii) its receipt of notice from Required Lenders of any alternative adjustments (and a proposed effective time therefor) or that they agree with Calculation Agent’s proposed adjustments (and the effective time therefor). Subject to Section 10.18, any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Administrative Agent to reflect such adjustments. Notwithstanding the foregoing, if a Facility Adjustment Event or Potential Facility Adjustment Event has occurred, no adjustment shall be permitted if the Calculation Agent does not notify the Borrower of an adjustment pursuant to this paragraph within five (5) Business Days following the date of the Lender Adjustment Notification and no Facility Adjustment Event or Potential Facility Adjustment Event will be deemed to be outstanding for purposes of the Margin Loan Documentation (other than to the extent relating to a Change of Control of the Issuer pending the Grace Period End Date).

Notwithstanding the foregoing (and without limitation of the proviso to the definition of “Potential Facility Adjustment Event”), upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, the adjustments, if any, in respect thereof pursuant to the two immediately preceding paragraphs will not, solely as a result of such adjustment, directly cause a Mandatory Prepayment Event to have occurred and be continuing immediately after giving effect thereto.

Section 10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i)	if to any Loan Party, to:

HNA Tourism Group Co., Ltd.

HHA Building, No. 7 Guoxing Road

Haikou, P.R.C. 570203

Facsimile: +86 139 7686 0822

E-mail: duliang@hnair.com

wang-xun@hnair.com

Attention: Mr. Liang Du

Mr. Xun Wang

(ii)	if to Administrative Agent, to:

JPMorgan Chase Bank, N.A., London Branch

Corporate EDG Trading

383 Madison Avenue

New York, New York 10179

Attn: John Neubauer, Jeffrey Davidovitch, Ioannis Katsikas

Telephone No.: +1 (212) 834-3427 / +1 (212) 834- 4621/ +1 (212) 272-6964

Facsimile No. : +1 (347) 410-7615

Email: [sefp_ny@jpmorgan.com]

(iii)	if to a Lender, to it at its address set forth in Schedule I.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice, if not given by the Collateral Call Notice Deadline on any Scheduled Trading Day, shall be deemed to have been given at the opening of business on the next Scheduled Trading Day). Notices and other communications delivered through electronic communications shall be effective as provided in Subsection (b).

(b) Electronic Communications. (i) Notices and other communications sent to an email address shall be deemed received when sent absent receipt of a failure to deliver notice, provided that (x) other than in the case of a Collateral Call Notice, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice, if such notice or other communication is not sent by the Collateral Call Notice Deadline on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Loan Parties and Administrative Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or e-mail for notices and other communications hereunder by notice to Administrative Agent, and the Administrative Agent shall promptly notify Borrower thereof. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Lenders. Each Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with any Agent or any Lender may be recorded by such Agent or such Lender, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Remedies.

(a) No failure or delay of any Lender or any Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agents and Lenders hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agents and Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b) The Advances are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of Borrower.

(c) The Loan Parties and Lenders acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 10.04 Costs And Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay promptly (i) all actual, reasonable and documented costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the reasonable fees, charges and disbursements of one counsel in each relevant jurisdiction for Lenders and Agents in connection with the Facility (but excluding any costs related to the syndication thereof), the preparation and administration of the Margin Loan Documentation or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the fees, charges and disbursements of any counsel for Lenders and each Agent, in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section 10.04, or in connection with the Advances made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Indemnification by Loan Parties. Each Loan Party shall jointly and severally indemnify Lenders, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third-party or by any Loan Party or any Related Party of such Person arising out of, in connection with, or as a result of, (i) this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any hedging activities by any Indemnitee), any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by a Loan Party or any other Related Party of such Person, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent or any Calculation Agent, in each case in their respective capacities as such) that did not involve actions or omissions of any Loan Party or its respective Affiliates. This Section 10.04(b) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such charges result from the willful misconduct, bad faith or gross negligence of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d) Post-Default Hedging Costs. After (i) the occurrence of an Event of Default and (ii) acceleration of the Obligations of any Lender, Borrower shall pay, on demand, such Lender’s (or its Affiliate’s) costs (including the cost of put options), losses (including market losses), charges, fees, expenses, Taxes or duties of any kind incurred after such occurrence and acceleration directly relating to its (x) Advances or (y) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s) entered into by such Lender or its Affiliate to hedge the market risk of the Collateral. Borrower’s obligation under this Subsection (d) shall survive termination of the Facility and payment in full of all other Obligations.

(e) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 10.04 to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (e) are subject to the provisions of Section 2.14.

(f) Payments. All amounts due under this Section 10.04 shall be payable promptly after demand therefor.

(g) Survival. The agreements in this Section 10.04 shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of a Loan Party is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of the Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 10.06 Governing Law; Submission To Jurisdiction.

(a) Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law, but giving effect to federal laws applicable to national banks.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section 10.06. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02(a). Nothing in this Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06(e).

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of each of the Lenders (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. After the Commitments hereunder have been funded in full (or any unfunded amounts terminated), a Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Advances), as long as:

(i) such assignee is a Permitted Assignee;

(ii) such Lender is an Accelerating Lender;

(iii) (x) Administrative Agent gives its prior written consent to such assignment (such consent not to be unreasonably withheld or delayed), (y) such assignee makes the Purchaser Representations and (z) Borrower gives its prior written consent to such assignment; provided that, unless Borrower responds to any request for consent with respect to an assignment under this clause (iii) within ten (10) Business Days, it shall be deemed to have declined to provide its consent; or

(iv) in connection with an elevation required or permitted pursuant to the proviso under Section 10.07(c)(y),

provided further that, in any case described in clause (iii) above, (I) the aggregate principal amount of outstanding Advances of the assigning Lender subject to each such assignment (determined as of the date of such assignment or if a “Trade Date” is specified in such assignment, the Trade Date), shall not be less than $150,000,000 (or, if less, all of the Advances held by such assigning Lender as of such date, or an amount equal to $150,000,000 less the assignments to Original Lenders pursuant to clause (III) of this proviso), (II) no Original Lender or its Permitted Assignees may assign (together with any participation or derivative hedging transaction (other than an Excluded Hedge) pursuant to Section 10.07(c)) 50% or more of the aggregate principal amount of Advances made by the Original Lender on the Advance Date unless such Original Lender and its Permitted Assignees are transferring all of the remaining Advances held by such Original Lender and its Permitted Assignees, and (III) such assigning Lender shall offer each Original Lender and/or any of its Permitted Affiliates a right of first refusal to acquire the interests, rights and obligations of such Lender by assignment ratably in accordance with such Applicable Lender’s ratable share based upon the relative amount of such Lender’s Advances and if any such Original Lender and/or any of its Permitted Affiliates do not accept such offer within ten (10) Business Days, then it shall be deemed to have waived its right of first refusal.

No such assignment otherwise permitted by this clause (a) may be made to any Loan Party, any Issuer or any of their respective Affiliates. Subject to notification to Administrative Agent of an assignment and recording thereof pursuant to clause (b) below, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of such Lender under this Agreement, and such Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.07, 2.08 and 10.14). Each Loan Party hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment.

(b) Administrative Agent, acting solely for this purpose as non-fiduciary agent of Borrower, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) After the Commitments hereunder have been funded in full (or any unfunded amounts terminated), a Lender may sell participations in all or a portion of such Lender’s rights and obligations under this Agreement and the other Margin Loan Documentation (including all or a portion of the Advances) to, or enter into derivative hedging transactions using the Loans hereunder as the reference obligation or Borrower as a reference entity with, one or more banks or other entities, as long as:

(i) the participant or the hedging counterparty, as the case may be, is a Permitted Assignee; provided that, such participant or hedge counterparty agrees to be bound by the provisions of Section 10.11 hereof,

(ii) such Lender is an Accelerating Lender; provided that, such participant or hedge counterparty agrees to be bound by the provisions of Section 10.11 hereof, or

(iii) except for a hedging counterparty whose exposure under the related derivative hedging transaction is solely with respect to the relevant Lender and/or its Affiliates, and not with respect to the Borrower and/or the Collateral, and such hedging counterparty has no control or voting rights with respect to the Collateral or Margin Loan Documentation (an “Excluded Hedge”), (x) such participant or hedging counterparty, as the case may be, makes the Purchaser Representations and agrees to be bound by the provisions of Section 10.11 hereof and (y)(A) such participant or the hedging counterparty, as the case may be, is an Eligible Assignee or (B) Borrower gives its prior written consent to such participation or derivative hedging transaction within ten (10) Business Days of any such request for consent (such holder of such participation or hedge counterparty in the case of clause (iii), each a “Counterparty”, and such holder of such participation in the case of clause (i), (ii) or (ii), each a “Participant”), and provided that with respect to the participations or the derivative hedging transactions, as applicable, set forth in clause (iii) above, (1) such Lender’s obligations under the Margin Loan Documentation shall remain unchanged, (2) such Lender shall remain solely responsible to Borrower for the performance of such obligations, (3) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (4) no such Counterparty, as the case may be, may be any Loan Party, any Issuer or any of their respective Affiliates; and provided further that (x) such Counterparty shall not have any voting or control rights other than the right to terminate such participation or derivative hedging transactions pursuant to the terms thereof in the event the Margin Loan Documentation is amended pursuant to an amendment that is disadvantageous to a Lender thereto in any material respect when taken as a whole as compared to the Margin Loan Documentation as in effect on the date such participation or derivative hedging transaction, as applicable, is consummated as reasonably determined by the Lender party thereto in good faith and (y) such participation may provide for a right to elevate in the event that the Lender party thereto defaults in its obligations thereunder or in the event that such Lender is an Accelerating Lender; provided further that, in any case (other than, as applicable, with respect to an Excluded Hedge), (I) the aggregate principal amount of outstanding Advances subject to each such participation or derivative hedging transaction (determined as of the date of such participation or derivative hedging transaction is consummated) shall not be less than $150,000,000 (or, if less, all of the Advances held by such participating Lender as of such date or an amount equal to $150,000,000 less the assignments to Original Lenders pursuant to clause (III) of this clause (iii)), (II) no Original Lender or its Permitted Assignees may participate or hedge, collectively with any assignment pursuant to Section 10.07(a), 50% or more of the aggregate principal amount of outstanding Advances made by the Original Lender on the Advance Date and (III) such Lender shall offer each Original Lender and/or any of its Permitted Affiliates a right of first refusal to acquire ratably in accordance with such Applicable Lender’s ratable share based upon the relative amount of such Lender’s Advances and if such Original Lender and/or any of its Permitted Affiliates do not accept such offer within ten (10) Business Days, then it shall be deemed to have waived its right of first refusal.

Subject to Subsection (d) of this Section 10.07, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 2.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 10.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Margin Loan Documentation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under any Margin Loan Documentation) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) A Participant shall not be entitled to receive any greater payment under Section 2.07 and Section 2.08 than the Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant’s entitlement to the benefits of Section 2.08 shall be subject to the requirements and limitations therein, including the requirements under Section 2.08(e) (it being understood that the documentation required under Section 2.08(e) shall be delivered to the Lender).

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender and this Section 10.07 shall not apply to any such pledge or assignment of a security interest; provided that (i) any subsequent transfer or assignment of such rights shall be subject to the provisions of (a)-(d) of this Section 10.07 and (ii) no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.08 Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.09 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.10 Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of the Margin Loan Documentation and the making of any Advances, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Section 2.07, Section 2.08, Section 10.04 and Section 10.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the resignation or replacement of the Administrative Agent, the assignment of rights by any Lender or the termination of this Agreement or any other Margin Loan Documentation any provision hereof or thereof.

Section 10.11 Confidentiality. Subject to Section 5.06, each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below) pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, except that Information (together with any Material Nonpublic Information received by any Agent or any Lender relating to any Loan Party any Issuer or any Shares) may be (1) used by any Lender party hereto, its affiliates, agents and/or hedging counterparties in connection with, or upon, the exercise of any remedies hereunder or under any other Margin Loan Documentation or any action or proceeding relating to this Agreement or any other Margin Loan Documentation or the enforcement of rights hereunder or thereunder or (2) disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Lender (in which case the disclosing party agrees to inform Borrower promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent permitted by law and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Margin Loan Documentation, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of any Loan Party or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.11 by such Lender or (ii) becomes available to such Lender on a non-confidential basis from a source other than a Loan Party or (iii) is independently developed by such Lender without use of the Information. For the purposes of this Section 10.11, “Information” means all information received from any Loan Party relating to such Loan Party or its business hereunder or pursuant hereto, other than any such information that is available to Lenders on a non-confidential basis prior to disclosure by such Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12 No Advisory Or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), each Loan Party acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and Lenders and their Affiliates, on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(i) Lenders are and have been acting solely as principals and, except as expressly agreed in writing herein or otherwise by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for the Loan Parties or any of their Affiliates, or any other Person and (ii) Lenders have no obligation to the Loan Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and Lenders have no obligations to disclose any of such interests to the Loan Parties or any of their Affiliates. Each Loan Party hereby agrees not to assert any claims for any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.13 Right Of Setoff. If an Event of Default shall have occurred and be continuing, Lenders, Agents and each of their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of any Loan Party against any of and all the obligations and liabilities of such Loan Party, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The parties agree that each of the Collateral Accounts is a general and not special account. The rights of each Set-off Party under this Section 10.13 are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.14 Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lenders’ receipt of any sum adjudged in the Judgment Currency, Lenders may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lenders against any deficiency in terms of Dollars in the amounts actually received by Lenders following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of any applicable Loan Party separate and independent from any of its other obligations hereunder, and shall survive the termination of this Agreement.

Section 10.15 USA PATRIOT Act Notice. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”), and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as the case may be, to identify the Loan Parties in accordance with the Act. Borrower agrees to promptly provide any Lender (or at the request of any Lender, any Permitted Assignee or Participant) with all of the information requested by such Lender (x) to the extent such Lender (or its Permitted Assignee or Participant) deems such information reasonably necessary to identify any Loan Party in accordance with the Act or (y) in connection with such Lender’s (or its Permitted Assignee’s or Participant’s) standard “on boarding” process (including, without limitation, pursuant to “know your customer” or anti money laundering requirements).

Section 10.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.17 Disclosure. Each Loan Party hereby acknowledges and agrees that Lenders and/or their Affiliates from time to time may hold investments in, make loans to or have other relationships with Issuer or its Affiliates.

Section 10.18 Agent Determinations. All calculations and determinations made by the Administrative Agent, the Calculation Agent and Collateral Agent shall be made in good faith and in a commercially reasonable manner. Upon receipt of written request from Borrower, the Administrative Agent or the Calculation Agent, as the case may be, shall promptly provide Borrower with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing the Administrative Agent’s or Calculation Agent’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

Section 10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Margin Loan Documentation or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Margin Loan Documentation may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Margin Loan Documentation; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.20 Tax Treatment. Parties agree and acknowledge the Intermediate Subsidiary or the Pledgor shall make all payments due from the Borrower hereunder, and parties agree to treat the Intermediate Subsidiary as the borrower with respect to the Advances hereunder for U.S. federal income tax purposes.

[END OF TEXT]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer or Authorized Representative as of the date first above written.

BORROWER:

HNA HLT HOLDCO IV LLC, as Borrower

By:	/s/ WANG Xun
Name: WANG Xun
Title: Manager

INTERMEDIATE SUBSIDIARY:

HNA HLT HOLDCO II LLC, as Intermediate Subsidiary

By:	/s/ WANG Xun
Name: WANG Xun
Title: Manager

PLEDGOR:

HNA HLT HOLDCO I LLC, as Pledgor

By:	/s/ WANG Xun
Name: WANG Xun
Title: Manager

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender, Administrative Agent and Calculation Agent

By:	/s/ Jeffrey Davidovitch
Name: Jeffrey Davidovitch
Title: Executive Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ William C. Brett
Name: William C. Brett
Title: Managing Director

By:	/s/ Tucker Martin
Name: Tucker Martin
Title: Managing Director

DEUTSCHE BANK AG, LONDON BRANCH as a Lender

By:	/s/ Robert Beck
Name: Robert Beck
Title: Attorney in Fact

By:	/s/ Paul Stowell
Name: Paul Stowell
Title: Managing Director

UBS AG, LONDON BRANCH, as a Lender

By:	/s/ Michael O’Donovan
Name: Michael O’Donovan
Title: Authorized Signatory

By:	/s/ Brian Badertscher
Name: Brian Badertscher
Title: Authorized Signatory